Filed Pursuant to
Rule 424(b)(3)
File No. 333-100916

PROSPECTUS SUPPLEMENT DATED NOVEMBER 26, 2003

to

Prospectus Dated December 4, 2002

12,000,000 AMERICAN DEPOSITORY SHARES
EACH REPRESENTING ONE ORDINARY SHARE OF
20 PENCE NOMINAL VALUE

INSIGNIA SOLUTIONS PLC

This Prospectus Supplement supplements our prospectus, dated December 4, 2002, relating to the sale of up to 12,000,000 American Depository Shares of Insignia Solutions plc by Fusion Capital Fund II, LLC.

You should only rely on the information provided in the prospectus, this prospectus supplement or any additional supplement. We have not authorized anyone else to provide you with different information. The shares are not being offered in any state where the offer is not permitted. You should not assume that the information in the prospectus or this prospectus supplement or any additional supplement is accurate as of any date other than the date on the front of those documents This Prospectus Supplement should be read in conjunction with the prospectus, and this Prospectus Supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

RECENT DEVELOPMENTS

Attached hereto and hereby made part of the prospectus as Appendix 1 and Appendix 2 are our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003 and September 30, 2003, respectively. Prospective investors in our shares should carefully read each of these documents and the related financial information prior to making any investment decision. These reports and related exhibits also can also be obtained by mail for a fee from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330, or through the SEC website at http://www.sec.gov.

APPENDIX 1

Quarterly Report on Form 10-Q for the quarter ended June 30, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2003

or,

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission file number 0-27012

Insignia Solutions plc

 (Exact name of Registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

41300 Christy Street Fremont California 94538 United States of America (510) 360-3700	The Mercury Centre, Wycombe Lane Wooburn Green High Wycombe, Bucks HP10 0HH United Kingdom (44) 1628-539500
(Address and telephone number of principal executive offices and principal places of business)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒   No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act):  Yes  ☐   No ☒

As of August 8, 2003, there were 20,088,709 Ordinary shares of £0.20 each nominal value, outstanding.

INSIGNIA SOLUTIONS PLC

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PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements

INSIGNIA SOLUTIONS PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$424	$726
Restricted cash	20	250
Accounts receivable, net of allowances of $12 and $50, respectively	134	931
Other receivable	2,700	—
Tax receivable	180	702
Prepaid royalties	901	1,000
Prepaid expenses	487	695
Other current assets	227	438
Total current assets	5,073	4,742
Property and equipment, net	141	230
Prepaid royalties	1,381	1,381
Other noncurrent assets	—	100
	$6,595	$6,453
LIABILITIES, MANDATORILY REDEEMABLE WARRANTS AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$788	$665
Accrued liabilities	730	950
Accrued severance	215	—
Note payable	1,000	—
Deferred revenue	487	534
Income taxes payable	187	191
Total current liabilities	3,407	2,340

Commitments and contingencies (Note 6)

Mandatorily redeemable warrants	590	1,440

Shareholders’ equity:
Ordinary shares	6,445	6,444
Additional paid-in capital	60,751	59,901
Accumulated deficit	(64,137)	(63,211)
Other accumulated comprehensive loss	(461)	(461)
Total shareholders’ equity	2,598	2,673
	$6,595	$6,453

The accompanying notes are an integral part of these condensed consolidated financial statements.

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INSIGNIA SOLUTIONS PLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Net revenues:
License	$—	$1,547	$192	$4,535
Service	—	345	187	901
Total net revenues	—	1,892	379	5,436

Cost of net revenues:
License	36	714	151	1,728
Service	—	252	52	449
Total cost of net revenues	36	966	203	2,177

Gross margin	(36)	926	176	3,259

Operating expenses:
Sales and marketing	261	1,492	906	3,213
Research and development	719	1,385	2,025	2,581
General and administrative	386	967	1,530	1,905
Restructuring	173	—	499	—
Total operating expenses	1,539	3,844	4,960	7,699

Operating loss	(1,575)	(2,918)	(4,784)	(4,440)

Interest income (expense), net	(12)	27	(13)	48
Other income, net	3,529	133	3,542	101

Income (loss) before income taxes	1,942	(2,758)	(1,255)	(4,291)

Benefit from income taxes	(331)	(1,271)	(329)	(1,832)

Net income (loss)	$2,273	$(1,487)	$(926)	$(2,459)

Net income (loss) per share:
Basic	$0.11	$(0.07)	$(0.05)	$(0.12)
Diluted	$0.11	$(0.07)	$(0.05)	$(0.12)

Weighted average shares and share equivalents:
Basic	20,089	20,020	20,089	19,798
Diluted	20,347	20,020	20,089	19,798

The accompanying notes are an integral part of these condensed consolidated financial statements.

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INSIGNIA SOLUTIONS PLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands, unaudited)

	Six months ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(926)	$(2,459)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	81	131
Allowance for doubtful accounts	(38)	(18)
Gain on sale of product line	(3,500)	5
Net changes in assets and liabilities:
Accounts receivable	835	4,955
Tax receivable	522	(382)
Prepaid royalties	99	(1,437)
Prepaid expenses	86	99
Other current assets	211	(14)
Other noncurrent assets	100	—
Accounts payable	134	(337)
Accrued liabilities	(158)	75
Accrued royalties	—	600
Accrued severance	215	—
Deferred revenue	112	(3,533)
Income taxes payable	(4)	(2)
Net cash used in operating activities	(2,231)	(2,317)
Cash flows from investing activities:
Proceeds from sale of property and equipment	—	(44)
Purchases of property and equipment	(15)	—
Proceeds from sale of product line, net	713	—
Proceeds from release of restricted cash	230	—
Net cash provided (used) in investing activities	928	(44)
Cash flows from financing activities:
Proceeds from issuance of shares, net	—	(1)
Proceeds from exercise of warrants	—	481
Proceeds from note payable	1,000	—
Proceeds from exercise of stock options	1	128
Net cash provided by financing activities	1,001	608
Net decrease in cash and cash equivalents	(302)	(1,753)
Cash and cash equivalents at beginning of the period	726	8,643
Cash and cash equivalents at end of the period	$424	$6,890

The accompanying notes are an integral part of these condensed consolidated financial statements.

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INSIGNIA SOLUTIONS PLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Note 1.  Basis of presentation

The accompanying unaudited condensed consolidated financial statements of Insignia Solutions plc (“Insignia”, “us” or “we”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X.  The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation.  Interim results are not necessarily indicative of results for a full year.  These financial statements and notes should be read in conjunction with Insignia’s audited financial statements for the year ended December 31, 2002 and footnotes thereto, included in the Insignia’s Annual Report on Form 10-K.

During the past 24 months, we have incurred an aggregate loss from operations and negative operating cash flows of $20,292,000 and $14,135,000, respectively.  We have undertaken measures to reduce operating expenses and redesign our commercial efforts to adapt to new developments. As part of these new developments, our current plans may require obtaining additional financing within the next 12 months.  If such financing is not obtained, or if we experience a significant shortfall in expected revenue, we will need to further reduce the level of expenses in order to meet our working capital requirements during the next 12 months.

Assuming the receipt of the $6.9 million due from esmertec A.G. (“esmertec”) under the Asset Purchase Agreement and the Master Distribution and License Agreement, each dated March 4, 2003, and the definitive agreements signed on April 23, 2003 (see Note 5), and assuming that management achieves its plans to generate SSP revenue in the second half of the year while controlling operating costs, we believe that Insignia will have sufficient funds to meet its operating and capital requirements through the end of fiscal year 2003.  However, there can be no assurance that we will not require additional funding or that we will be able to obtain additional funding if needed, on acceptable terms or at all.  The failure to raise additional funds, if needed, on a timely basis and on sufficient favorable terms could have a material adverse effect on our business, operating results and financial condition.  Insignia’s liquidity may also be adversely affected in the future by factors such as higher interest rates, inability to borrow without collateral, availability of capital financing and continued operating losses.  In addition, as of March 31, 2003, we were not in compliance with the minimum stock price and total shareholders’ equity requirements to maintain the listing of our ADSs on the Nasdaq SmallCap Market.  As of June 30, 2003, we regained compliance with the minimum shareholders equity requirement, but remained out of compliance with the minimum stock price. These circumstances raise substantial doubt about Insignia’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Note 2.  Net income (loss) per share

Net income (loss) per share is presented on a basic and diluted basis, and is computed by dividing net income (loss) by the weighted average number of ordinary shares and ordinary equivalent shares outstanding during the period.  Ordinary equivalent shares consist of warrants and stock options (using the treasury stock method).  Under the basic method of calculating net income (loss) per share, ordinary equivalent shares are excluded from the computation.  Under the diluted method of calculating net income (loss) per share, ordinary equivalent shares are excluded from the computation only if their effect is anti-dilutive.

Calculation of basic and diluted net income (loss) per share (in thousands, except per share data):

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Numerator – basic and diluted:
Net income (loss)	$2,273	$(1,487)	$(926)	$(2,459)

Denominator calculation of basic income (loss) per share:
Weighted average number of ordinary shares outstanding	20,089	20,020	20,089	19,798

Basic income (loss) per share	$0.11	$(0.07)	$(0.05)	$(0.12)

Denominator calculation of diluted income (loss) per share:
Weighted average number of ordinary shares outstanding	20,089	20,020	20,089	19,798
Dilutive common equivalent shares	258	—	—	—
Weighted average number of ordinary shares outstanding	20,347	20,020	20,089	19,798

Diluted income (loss) per share	$0.11	$(0.07)	$(0.05)	$(0.12)

The following number of options and warrants have not been included in the calculation of diluted net income (loss) per share because their inclusion would have been anti-dilutive:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Options	2,938,032	3,856,935	4,570,532	3,856,935
Warrants	603,834	2,191,334	4,191,334	2,191,334

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Note 3.  Stock based compensation

Insignia accounts for stock based employee compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations and complies with the disclosure provisions of  Statement of Financial Accounting Standards No. 148, “Accounting for Stock Based Compensation, Transition and Disclosure – an Amendment of FASB Statement No.123”.  The following table illustrates the effect on net income (loss) and net income (loss) per share if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards No.123, “Accounting for Stock Based Compensation” to stock based compensation.

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Net income (loss)-as reported	$2,273	(1,487)	$(926)	$(2,459)
Less stock based compensation expense determined under fair value based method	(261)	(617)	(525)	(1,234)
Net income (loss)-pro forma	2,012	(2,104)	(1,451)	(3,693)
Basic and diluted net income (loss) per share-as reported	0.11	(0.07)	(0.05)	(0.12)
Basic and diluted net income (loss) per share-proforma	0.10	(0.11)	(0.07)	(0.19)

In accordance with the disclosure provisions of SFAS 123, the fair value of employee stock options granted the three and six months ended June 30, 2003 and 2002 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Stock Options:
Volatility range	142% - 244%	50% - 56%	142% - 244%	50% - 68%
Risk-free interest rate range	1.25% - 2.79%	2.35% - 4.40%	1.00% - 3.06%	1.81% - 4.4%
Dividend yield	0%	0%	0%	0%
Expected life (years)	4	4	4	4

Employee Stock Purchase Plan:
Volatility range	N/A	71%	59%	71%
Risk-free interest rate range	N/A	1.71%	1.17%	1.71%
Dividend yield	0%	0%	0%	0%
Expected life (years)	.5	.5	.5	.5

Total comprehensive loss was not different from the net loss reported for the three months and six months ended June 30, 2003.

Note 4.  New accounting pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”.  FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of

8

the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entiity to finance its activities without additional subordinated financial support from other parties.  FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003.  For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003.  We adopted FIN 46 effective February 1, 2003.  The adoption of FIN 46 did not have a material impact on our financial position, results of operation or cash flows.

Note 5.  Esmertec Agreements

On February 7, 2003, we entered into a loan agreement with esmertec whereby esmertec loaned Insignia $1 million. The loan was made in two installments of $500,000 each on February 13, 2003 and February 26, 2003.  The rate of interest on each loan is at prime plus two percent.  Accrued interest is due on the last day of each month.  The accrued interest as of June 30, 2003 was $14,066. The principal and any outstanding accrued interest is due on or before February 3, 2004.  At June 30, 2003, the principal amount outstanding on this loan was $1 million.

On March 4, 2003, we entered into several other agreements (the “Agreements”) with esmertec including a definitive agreement to sell certain assets relating to our Java Virtual Machine (“JVM”) product line in exchange for $3.5 million payable in installments.  Payments under the agreement would be $800,000 on April 18, 2003, $800,000 on July 23, 2003, $800,000 on October 15, 2003, $800,000 on January 15, 2004 and $300,000 on April 15, 2004.  As of June 30, 2003, esmertec has paid $800,000 under this agreement.  The assets primarily included the fixed assets, customer agreements and employees related to the JVM product line. The transaction closed on April 23, 2003.  Under the terms of the Agreements, esmertec became the exclusive master distributor of the JVM technology in exchange for $3.4 million in minimum guaranteed royalties through June 30, 2004 at which time, the JVM technology rights will transfer to esmertec.  Minimum payments under the license are as follows:

DUE DATE	PAYMENT
April 30, 2003	$250,000
May 15, 2003	$200,000
July 15, 2003	$200,000
July 31, 2003	$250,000
August 15, 2003	$200,000
October 15, 2003	$200,000
October 31, 2003	$250,000
November 15, 2003	$200,000
January 15, 2004	$200,000
January 31, 2004	$250,000
February 15, 2004	$200,000
April 15, 2004	$200,000
May 15, 2004	$200,000
July 15, 2004	$200,000
August 15, 2004	$200,000
October 15, 2004	$200,000

Total	$3,400,000

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As of June 30, 2003, payments under this agreement have been paid in a timely manner.

In addition, we can earn up to an additional $4.0 million over the next three years based on a percentage of esmertec’s future sales of the JVM product.  Additionally, the parties have entered into a cooperative agreement to promote Insignia’s Secure System Provisioning (“SSP”) software product to esmertec’s mobile platform customers.  The Agreements provide for esmertec to manage the existing Insignia JVM customer relationships and license the Insignia and esmertec technologies to sell them to the then combined customer base and business partners.  Under the Agreements, esmertec will assume the entire JVM product line through a final asset purchase in June 2004.

As part of the sale of our JVM product line, we transferred 42 employees to esmertec, of which 31 were development engineers.  In addition, as part of the sale, esmertec entered into an agrement with our U.K. building landlord to assume the lease on one of the two buildings leased by Insignia.

The Jeode platform had been our principal product line since the third quarter of 1999.  With the completion of the sale of our JVM product line to esmertec in April 2003, Insignia’s sole product line will consist of its SSP products for the mobile phone and wireless operator industry.  The SSP product is currently in lab and market trials and is expected to be available for shipment to customers in the second half of 2003.

Note 6.  Commitments and Contingencies

In June 2001, Insignia and Sun Microsystems, Inc. (“Sun”) entered into an addendum (the “Addendum”) to the Distribution Agreement relating to distribution of products to an Insignia customer.  In addition, in September 2001, the two companies entered into Amendment No. 3 (the “Amendment”) to the Technology License and Distribution Agreement (the “Distribution Agreement”) between the two companies.  The Amendment and the Addendum each require Insignia to make non-refundable royalty prepayments to Sun.  A total of $7.0 million of prepaid royalties were paid to Sun under these agreements through the third quarter of 2002.  There are no additional royalty prepayments due to Sun under this agreement.  The amended Distribution Agreement expires June 30, 2004.  Any unused royalty prepayments outstanding on June 30, 2004 are forfeited.  The prepaid royalty balance as of June 30, 2003 was $2.3 million.

Guarantee Agreements

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of certain guarantees, a guarantor must recognize

10

a liability for the fair value of an obligation assumed under the guarantee.  FIN 45 also requires significant new disclosures, in both interim and annual financial statements by a guarantor about obligations associated with guarantees issued.

Insignia, as permitted under Delaware law and in accordance with our Bylaws, indemnifies our officers and directors for certain events or occurrences, subject to certain limits, while the officer is or was serving at our request in such capacity.  The term of the indemnification period is for the officer’s or director’s lifetime.  The maximum amount of potential future indemnification is unlimited; however we do have a Director and Officer Insurance Policy that limits our exposure and enables us to recover a portion of any future amounts paid.  As a result of the insurance policy coverage we believe the fair value of these indemnification agreements is minimal.

In our sales agreements, we typically agree to indemnify our customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties for the products, as delivered by Insignia.  The terms of these indemnification agreements are generally perpetual any time after execution of the agreement.  The maximum amount of potential future indemnification is unlimited, however, we normally retain the right to limit the remedies the customer may receive.  We have not paid any amounts to settle claims or defend lawsuits.

Insignia, on a limited basis, has granted price protection.  The terms of these agreements are generally perpetual.  We have not recorded any liabilities for these potential future payments either because they are not probable or we have yet to incur the expense.

Insignia warrants the binary version of its software products against defects in material and workmanship under normal use and service for a period of ninety days.  All warranties are disclaimed for source code licenses.  There is no warranty accrual recorded because potential future payments either are not probable or we have yet to incur the expense.

Note 7.  Segment information

Insignia operates in a single industry segment providing software technologies that enable mobile operators and phone manufacturers to update the firmware of mobile devices using standard over-the-air data networks. There were no revenues in the second quarter of 2003. In the second quarter of 2002, Phoenix Technologies, Ltd. (“Phoenix”) and Wind River Systems, Inc. accounted for 65% and 12% of total revenues, respectively. For the six months ended June 30, 2003, Hewlett-Packard Company accounted for 35% of total revenues.  For the six months ended June 30, 2002, Phoenix accounted for 74% of total revenues.  No other customer accounted for 10% or more of Insignia’s total revenues during the second quarter of 2003 and 2002. There were no foreign countries that accounted for more than 10% of total revenue.

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Note 8.  Equity transactions and warrants

During the quarter ended June 30, 2003, $850,000, which represented the relative fair value of the warrants issuable in connection with our 1999 private placement, was reclassified to additonal paid in capital.  The reclassification was a result of the expiration of our obligation to issue these warrants.

Note 9.  Restructuring

In the quarter ended March 31, 2003, we restructured the organization resulting in a restructuring charge of $326,000 for employee termination benefits.  Restructuring charges paid in the first quarter were $117,000 with the remaining amount to be paid in the second and third quarters of 2003.  In the quarter ended June 30, 2003, we incurred an additional restructuring charge of $173,000 for employee termination benefits and paid a total of $167,000.  The remaining amount of the restructuring, $215,000, will be paid by the end of fiscal year 2003.

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Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included in Part I - Item 1 of this Form 10-Q and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Insignia’s Form 10-K for the year ended December 31, 2002 (the “Form 10-K”).

Future operating results

This Form 10-Q contains forward-looking statements.  These forward-looking statements concern matters which include, but are not limited to, the revenue model and market for the Secure System Provisioning (“SSP”) product line, the features, benefits and advantages of the SSP platforms, international operations and sales, gross margins, spending levels, the availability of licenses to third-party proprietary rights, business and sales strategies, matters relating to proprietary rights, competition, exchange rate fluctuations and Insignia’s liquidity and capital needs.  These and other statements regarding matters that are not historical are forward-looking statements.  These matters involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  In addition to the factors discussed above, among other factors that could cause actual results to differ materially are the following: the demand for the SSP platform; the performance and functionality of SSP technology; Insignia’s ability to deliver products on time, and market acceptance of new products or upgrades of existing products; the timing of, or delay in, large customer orders; continued availability of technology and intellectual property license rights; product life cycles; quality control of products sold; competitive conditions in the industry; economic conditions generally or in various geographic areas; and the risks listed from time to time in the reports that Insignia files with the U.S. Securities and Exchange Commission.  Factors that could cause or contribute to such differences in results and outcomes include without limitation those discussed below as well as those discussed elsewhere in this Report.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  Insignia assumes no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Insignia continues to face significant risks associated with the successful execution of its business strategy.  These significant risks include, but are not limited to continued technology and product development, introduction and market acceptance of new products, changes in the marketplace, liquidity, competition from existing and new competitors that may enter the marketplace, impairment of prepaid royalties and retention of key personnel.

In addition, Insignia also faces significant risks associated with the development and future deployment of its SSP products and the successful execution of the related business strategy. During 2001, Insignia began development of a range of SSP products for the mobile handset and wireless carrier industry.  These SSP products build on Insignia’s position as a Virtual Machine (“VM”) supplier for manufacturers of mobile devices and are designed to allow wireless carriers

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to execute over the air repair services and build valuable incremental services.  With the sale of the Jeode product line to esmertec, Insignia’s sole product line consists of the SSP products. The SSP product is currently in lab and market trials and is expected to be available for shipment to customers in the second half of 2003.  Insignia has limited history with sales initiatives for new products. Additionally, the sales cycle for the SSP products is expected to take longer than the six to nine months sales cycle typically experienced with the Jeode product.

Insignia has experienced operating losses in each quarter since the second quarter of 1996.  To achieve profitability, Insignia will have to increase its revenue.  With the sale of the Jeode product line, Insignia’s ability to increase revenues depends upon the success of its SSP product line.  SSP is not expected to be available until the second half of 2003, and it may not achieve widespread market acceptance.  If Insignia is unable to generate revenues from SSP in the form of development license fees, maintenance and support fees, commercial use royalties and nonrecurring engineering activities, Insignia’s current revenue levels will be insufficient to sustain its business.

Insignia has undertaken measures to reduce operating expenses and redesign its commercial efforts to adapt to new developments. Based upon Insignia’s current forecasts and estimates, Insignia’s current cash, cash equivalents and short-term investments, together with cash generated from on-going operations and other liquid sources of cash (including the cash from the sale of the Java Virtual Machine (“JVM”) assets) available to Insignia, may not be sufficient to meet its anticipated cash needs for working capital and capital expenditures through calendar 2003.  In particular, Insignia will need to further reduce the level of operating expenses in the event that revenue is lower than expected.  In addition, if Insignia is unable to maintain the reduction of operating expenses or increase revenue, if unplanned cash payments or expenses arise, or if Insignia is unable to obtain access to additional capital, it may not have sufficient resources to fund continuing operations through calendar year 2003.  In addition, based on its current forecasts and estimates, Insignia anticipates that, in any event, it will require additional financing in calendar year 2004.

To the extent that Insignia requires additional financing, there can be no assurances that Insignia will be able to obtain such funding when it is needed on acceptable terms, or at all.  The failure to raise such additional funds on a timely basis and on sufficiently favorable terms would have a material adverse effect on Insignia’s business, operating results and financial condition. Insignia’s liquidity also may be adversely affected in the future by factors such as higher interest rates, inability to borrow without collateral, limited availability of capital financing and continued operating losses.

The size of Insignia’s accumulated deficit, its losses and its ongoing need for capital in order to continue its operations raises substantial doubt as to Insignia’s ability to continue operations during 2003.  Failure to reduce expenses and/or obtain additional financing will result in a material adverse effect on its ability to meet its business objectives and continue as a going concern.  The report of the Company’s independent accountants included in Insignia’s Annual Report on Form 10-K filed on April 15, 2003 includes an explanatory paragraph as to the uncertainty that the Company will continue as a going concern.

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The following table sets forth the unaudited condensed consolidated results of operations as a percentage of total revenues for the three and six month periods ended June 30, 2003 and 2002.

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Net revenues:
License	—	81.8%	50.7%	83.4%
Service	—	18.2%	49.3%	16.6%

Total net revenues	—	100.0%	100.0%	100.0%

Cost of net revenues:
License	—	37.8%	39.9%	31.8%
Service	—	13.3%	13.7%	8.3%

Total cost of net revenues	—	51.1%	53.6%	40.1%

Gross margin	—	48.9%	46.4%	59.9%

Operating expenses:
Sales and marketing	—	78.8%	239.0%	59.1%
Research and development	—	73.2%	534.3%	47.5%
General and administrative	—	51.1%	403.7%	35.0%
Restructuring	—	—	131.7%	—

Total operating expenses	—	203.1%	1,308.7%	141.6%

Operating loss	—	(154.2)%	(1,262.3)%	(81.7)%

Interest income (expense), net	—	1.4%	(3.4)%	0.9%
Other income, net	—	7.0%	934.6%	1.9%

Loss before income taxes	—	(145.8)%	(331.1)%	(78.9)%

Benefit from income taxes	—	(67.2)%	(86.8)%	(33.7)%

Net loss	—	(78.6)%	(244.3)%	(45.2)%

Overview

We commenced operations in 1986, and currently develop, market and support software technologies that enable mobile operators and phone manufacturers to update the firmware of mobile devices using standard over-the-air data networks.  Before 2003, our principal product line was the Jeode™ platform, based on our Embedded Virtual Machine (“EVM”™) technology.  The Jeode platform was our implementation of Sun Microsystems, Inc.’s (“Sun”) Java® technology tailored for smart devices.  The product became available for sale in March 1999 and

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had been our principal product line since the third quarter of 1999.  The Jeode product line was sold in April 2003.

During 2001, we began development of a range of products (“Secure System Provisioning” or “SSP” products) for the mobile phone and wireless operator industry.  These SSP products build on our position as a Virtual Machine (“VM”) supplier for manufacturers of mobile devices and allow wireless operators and phone manufacturers to reduce customer care and software recall costs as well as increase subscriber revenue by deploying new mobile services based dynamically provisional capabilities.  With the sale of our JVM product line in April 2003, our sole product line consists of our SSP product.  The SSP product is currently in lab and market trials and is expected to be available for shipment to customers in the second half of 2003. We have limited history with sales initiatives for new products.  Additionally, the sales cycle for the SSP products is expected to take longer than the typical six to nine months to complete as seen with previous Insignia products.

Our operations outside of the United States are primarily in the United Kingdom, where the majority of our research and development operations and our European sales activities are located.  We distributed our Jeode platform through OEM’s.  Our revenues from customers outside the United States are derived primarily from Europe and Asia and are generally affected by the same factors as our revenues from customers in the United States.  The operating expenses of our operations outside the United States are mostly incurred in Europe and relate to our research and development and European sales activities.  Such expenses consist primarily of ongoing fixed costs and consequently do not fluctuate in direct proportion to revenues.  Our revenues and expenses outside the United States can fluctuate from period to period based on movements in currency exchange rates.  Historically, movements in currency exchange rates have not had a material effect on our revenues.

We operate with the U.S. dollar as our functional currency, with a majority of revenues and operating expenses denominated in U.S. dollars.  Pound sterling exchange rate fluctuations against the dollar can cause U.K. expenses, which are translated into dollars for financial statement reporting purposes, to vary from period-to-period.

Sale of Java Virtual Machine assets

On February 7, 2003, we entered into a $1 million loan agreement with esmertec AG (“esmertec”).  The loan was made in two installments of $500,000 each on February 13, 2003 and February 26, 2003.  The rate of interest on each loan is at prime plus two percent.  Accrued interest is due on the last day of each month.  The accrued interest as of June 30, 2003, was $14,066.  The principal and any outstanding accrued interest is due on or before February 3, 2004.  At June 30, 2003, the principal amount outstanding on this loan was $1 million.

On March 5, 2003, we entered into several other agreements (the “Agreements”) with esmertec including a definitive agreement to sell certain assets relating to our Java Virtual Machine (“JVM”) product line in exchange for $3.5 million payable in installments.  Payments under the agreement would be $800,000 on April 18, 2003, $800,000 on July 23, 2003, $800,000 on

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October 15, 2003, $800,000 on January 15, 2004 and $300,000 on April 15, 2004.  As of June 30, 2003, esmertec has paid $800,000 under this agreement. The assets primarily included the fixed assets, customer agreements and employees related to the JVM product line. The transaction closed on April 23, 2003.  Under the terms of the Agreements, esmertec became the exclusive master distributor of the JVM technology in exchange for $3.4 million in minimum guaranteed royalties through June 30, 2004 at which time, the JVM technology rights will transfer to esmertec.  Minimum payments under the license are as follows:

DUE DATE	PAYMENT
April 30, 2003	$250,000
May 15, 2003	$200,000
July 15, 2003	$200,000
July 31, 2003	$250,000
August 15, 2003	$200,000
October 15, 2003	$200,000
October 31, 2003	$250,000
November 15, 2003	$200,000
January 15, 2004	$200,000
January 31, 2004	$250,000
February 15, 2004	$200,000
April 15, 2004	$200,000
May 15, 2004	$200,000
July 15, 2004	$200,000
August 15, 2004	$200,000
October 15, 2004	$200,000

Total	$3,400,000

As of June 30, 2003, payments due under this agreement have been paid in a timely manner.

In addition, we can earn up to an additional $4.0 million over the next three years based on a percentage of esmertec’s future sales of the JVM product.  Additionally, the parties have entered into a cooperative agreement to promote Insignia’s SSP software product to esmertec’s mobile platform customers.  The Agreements provide for esmertec to manage the existing Insignia JVM customer relationships and license the Insignia and esmertec technologies to sell them to the then combined customer base and business partners.  Under the Agreements, esmertec will assume the entire JVM product line through a final asset purchase in June 2004.

As part of the sale of our JVM product line, we transferred 42 employees to esmertec, of which 31 were development engineers.  In addition, as part of the sale, esmertec entered into an agreement with our U.K. building landlord to assume the lease on one of the two buildings leased by Insignia.

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Revenues

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(in thousands)
License revenue	$—	$1,547	$192	$4,535
Service revenue	—	345	187	901
Total net revenue	$—	$1,892	$379	$5,436

The Jeode product line was our primary business for the second quarter of 2003 and 2002.  Revenue from the Jeode product line is derived from four main sources: the sale of a development license, the sale of annual maintenance and support contracts/services, prepaid royalties and commercial use royalties based on shipments of products that include Jeode technology, and customer-funded engineering activities.

There was no revenue in the second quarter of 2003 due to the sale of the Jeode product line and the transition to the SSP product. In the six months ended June 30, 2003, total revenues decreased by 93% compared to total revenues for the first six months of 2002. The decrease was primarily due to the decreased license revenues and sale of the Jeode product line.  The Jeode platform accounted for 95% of total revenue for the six months ended June 30, 2003. The Jeode platform accounted for 100% of the total revenue for the three and six months ended June 30, 2002.  Future revenue from Jeode will be earned as a percentage of the revenue share program from the sale of the JVM product line.  Jeode revenue has decreased from prior quarters.  We expect to generate revenue from the SSP product in the second half of 2003.

There was no license revenue or service revenue for the three months ended June 30, 2003.  For the six months ended June 30, 2003, license revenue and service revenue accounted for 51% and 49%, respectively, of total revenues.  License revenue and service revenue accounted for 82% and 18%, respectively, of total revenues for the three months ended June 30, 2002.  For the six months ended June 30, 2002, license revenue and service revenue accounted for 83% and 17%, respectively, of total revenues.

Sales to distributors and OEM’s representing more than 10% of total revenue in each period accounted for the following percentages of total revenue.

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Distributors:
Hewlett-Packard	—%	*	34%	*
Phoenix Technologies	—	65%	*	74%

All Distributors:	—%	79%	35%	81%

OEM’s:
All OEM’s:	—%	21%	61%	18%

* Less than 10%

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Sales to customers outside the United States, derived mainly from customers in Europe and Asia, represented approximately 0% and 10% of total revenues in the three and six months ended June 30, 2003, respectively, and 4% of total revenues in the three and six months ended June 30, 2002. We marketed Jeode to customers in the United States, Europe and Japan.

Cost of revenues and gross margin

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(in thousands, except percentages)
Cost of license revenue	$36	$714	$151	$1,728
Gross margin: license revenue	—	54%	21%	62%

Cost of service revenue	—	252	52	449
Gross margin: service revenue	—	27%	72%	50%

Total cost of revenues	$36	$966	$203	$2,177
Gross margins: total revenues	—	49%	46%	60%

Cost of license revenue is mainly comprised of royalties to third parties.  Cost of service revenue includes costs associated with nonrecurring engineering activities and end-user support under maintenance contracts.

We believe that the significant factors affecting the Jeode platform gross margin include pricing of the development license, pricing of the unit usage and royalties to third parties such as Sun Microsystems, Inc. (“Sun”).  In early 1999, we signed a five-year agreement with Sun under which Sun established us as an authorized Virtual Machine provider.  Under this agreement, we are required to pay Sun a per unit royalty on each Jeode platform-enabled smart device shipped by our customers, plus a royalty on all development licenses put in place between our customers and us.  In the third quarter of 2001, we amended our license agreement with Sun.  The amendment expanded the scope of the licensed technology, changed the royalty rate, limited the royalty obligations to only per units licensed, established required prepaid royalties and extended the expiration date of the contract from March 2004 to June 2004.  License revenue gross margins in the quarter ended June 30, 2003 were 0%, as there was no revenue in the same quarter, compared to 54% for the same period in 2002.  For the six months ended June 30, 2003, license revenue gross margins were 22% compared to 62% for the same period in 2002.  The cost of revenue recorded in the quarter ended June 30, 2003 was due to an unexpected write off of a royalty due from Sun Microsystems.  The decrease in license revenue gross margins reflected the impact of transferring the March through June 2003 JVM revenue while the cost per unit did not change and resulted in lower gross margins.

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Gross margin for service revenue is impacted by the level of and pricing terms of customer funded engineering activities, which can vary from customer to customer, from contract to contract and based on the level of maintenance contracts sold.  Gross margin for service revenue decreased in the second quarter of 2003 to 0% from 27% in the same period of 2002.  The decrease is due to the transfer of the contracts in the sale of the JVM product line.  For the six months ended June 30, 2003, service revenue gross margins were 72% compared to 50% for the same period in 2002.  The higher margin was due to more favorable labor costs on fixed price engineering consulting contracts.

Operating expenses

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(in thousands, except percentages)
Sales and marketing	$261	$1,492	$906	$3,213
Percentage of total revenues	—	79%	239%	59%

Research and development	$719	$1,385	$2,025	$2,581
Percentage of total revenues	—	73%	534%	47%

General and administrative	$386	$967	$1,530	$1,905
Percentage of total revenues	—	51%	404%	35%

Sales and marketing expenses consist primarily of personnel and related overhead costs, salesperson commissions, advertising and promotional expenses and trade shows.  Sales and marketing expenses decreased by 83% in the quarter ended June 30, 2003 from the quarter ended June 30, 2002. The decrease in expenditures was primarily due to a $760,000 decrease in personnel costs and an $85,000 decrease in travel costs.  In addition, there was a $167,000 decrease in expenses relating to discretionary marketing and an $84,000 decrease in professional services, telephone and miscellaneous other expenses.  Related overhead costs also decreased $134,000.  Sales and marketing expenses decreased by 72% for the six months ended June 30, 2003 from the same period of 2002.  The decrease was primarily due to a $1.4 million reduction in personnel and personnel related costs.  In addition, there was a decrease in travel expenditures of $210,000, a $359,000 decrease in discretionary marketing and a $33,000 decrease in telecommunications expenditures as well as a $16,000 decrease in expenditures for professional services.  Insignia anticipates a moderate increase in sales and marketing expenses in the next few quarters as Insignia continues to expand its marketing and sales efforts for its SSP product line. Insignia has established a direct sales force in the United States and Europe and we have also developed relationships with strategic partners to sell into the Asian market.

Research and development expenses consist primarily of personnel costs, overhead costs relating to occupancy and equipment depreciation.  Research and development expenses decreased by 48% in the three months ended June 30, 2003 compared to the same period in 2002, of which substantially all of the decrease was due to reductions in personnel.  Research and development

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expenses decreased by 22% for the six months ended June 30, 2003 compared to the same period in 2002.  Approximately $769,000 of the decrease was due to reductions in personnel related expenses.  There were additional reductions consisting of a $44,000 decrease in travel costs offset by a $13,000 increase in professional service expenditures.  Related overhead costs increased by $274,000.  Research and development expenses are expected to increase moderately in the near term as Insignia further enhances its Secure System Provisioning technology.  In accordance with Statement of Financial Accounting Standards No. 86, software development costs are expensed as incurred until technological feasibility is established, after which any additional costs are capitalized. In 2003 and 2002, no development expenditures were capitalized, as there were no amounts that qualified for capitalization.

General and administrative expenses consist primarily of personnel and related overhead costs for finance, legal, information systems, human resources and general management. General and administrative expenses decreased by 60% in the three months ended June 30, 2003 over the same period of 2002.  The decrease was due primarily to a $308,000 decrease in personnel related expenditures and a $110,000 decrease in professional services.  Other significant decreases in expenses were a $90,000 decrease in rent and related facility expenditures due to renegotiated rent costs and the elimination of unused office space as well as a $39,000 decrease in travel costs and an $18,000 decrease in telecommunications costs.  General and administrative expenses decreased by 20% for the six months ended June 30, 2003 over the same period of 2002.  The decrease primarily reflected a decrease of $386,000 in salary costs and a $77,000 decrease in personnel related costs.  Facility related expenditures decreased by $87,000 and insurance expenditures decreased by $57,000.  Travel expenditures also decreased by approximately $47,000.  These decreases were offset in part due to increased professional service expenditures of approximately $116,000.  General and administrative expenses are expected to remain flat in the near term.

Restructuring

Three months ended June 30,

Six months ended June 30,

	2003	2002	2003	2002
	(in thousands, except percentages)

Restructuring	$173	$—	$499	$—
Percentage of total revenues	—	—	132%	0%

On February 11, 2003, we announced a restructuring of the organization to focus on the SSP technology.  As part of the restructuring, Richard Noling, resigned as Chief Executive Officer and Acting Chief  Financial Officer.  Mark McMillan, President and Chief Operating Officer, was promoted to Chief Executive Officer and Linda Potts, Controller, was promoted to Chief  Financial Officer. In the quarter ended March 31, 2003, we restructured the organization resulting in a restructuring charge of $326,000 for employee termination benefits.  Restructuring charges paid in the first quarter were $117,000 with the remaining amount to be paid in the second and third quarters of 2003.  In the quarter ended June 30, 2003, we incurred an additional restructuring charge of $173,000 for employee termination benefits and paid a total of $167,000.

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The remaining amount of the restructuring, $215,000, will be paid by the end of Insignia’s fiscal year 2003. Restructuring expenses represented 132% of total revenues for the six months ended June 30, 2003.  The restructuring in the past three quarters ended June 30, 2003, in addition to the transfer of employees from the sale of the JVM product line, resulted in a worldwide reduction of headcount of approximately 70% of our staff (63 people).

Interest income (expense), net

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(in thousands, except percentages)
Interest income (expense), net	$(12)	$27	$(13)	$48
Percentage of total revenues	—	1%	(3)%	1%

Net interest income decreased from income of $27,000 in the three months ended June 30, 2002 to expense of $12,000 in the three months ended June 30, 2003.  Net interest income decreased from income of $48,000 in the six months ended June 30, 2002 to expense of  $13,000 in the six months ended June 30, 2003.  The change from interest income to interest expense in the three and six months ended June 30, 2003 was primarily due to a combination of lower interest rates on lower cash and cash equivalent balances and interest expense on a loan received in February, 2003. Interest expense is expected to continue to increase in 2003 and offset interest income.

Other income, net

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(in thousands, except percentages)
Other income, net	$3,529	$133	$3,542	$101
Percentage of total revenues	—	7%	935%	2%

In the three months ended June 30, 2003, Insignia realized a foreign exchange gain of $29,000 compared to a gain of $133,000 in the three months ended June 30, 2002.  The balance of other income, $3,500,000, is the gain recognized on the sale of the Jeode product line.  In the six months ended June 30, 2003, Insignia realized a foreign exchange gain of $43,000 compared to a gain of $101,000 in the six months ended June 30, 2002.

For the six months ended June 30, 2003 approximately 88% of our total revenues and over 43% of our operating expenses are denominated in U. S. dollars.  Most of our remaining revenues and expenses are British pound sterling denominated and consequently we are exposed to fluctuations in British pound sterling exchange rates.  There can be no assurance that such fluctuations will not have a material effect on our results of operations in the future.  We did not enter into any currency option hedge contracts in 2002 or the six months ended June 30, 2003.

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We have, at times, an investment portfolio of fixed income securities that are classified as “available for sale securities.”  These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if market interest rates increase.  We attempt to limit this exposure by investing primarily in short-term securities.

Benefit from income taxes

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(in thousands)
Benefit from income taxes	$(331)	$(1,271)	$(329)	$(1,832)
Effective income tax rate	—	—	—	—

Our benefit from income taxes for the three and six months ended June 30, 2003 primarily represented a refund received from the United Kingdom for research and development claims and an accrual for the current year.  We have recorded a full valuation allowance against all deferred tax assets, primarily comprised of net operating losses, on the basis that significant uncertainty exists with respect to their realization.

Effective 2002 and retroactive to 2000, research and development expenditures incurred in the United Kingdom qualified for a tax credit.  The tax credit does not offset tax liability but rather is a refund.  The estimated refund for 2002 recorded as a receivable on the December 31, 2002 balance sheet was $702,000. The actual refund received in June 2003 was $873,000.

Liquidity and capital resources

	June 30, 2003	June 30, 2002
	(in thousands)
Cash, cash equivalents and restricted cash	$444	$7,140
Working capital	1,666	9,124
Net cash used in operating activities for the six months ended	(2,231)	(2,317)

We have transitioned our product focus from the Jeode product line to our SSP product line.  This change in product focus has resulted in a redirection of available resources from Insignia’s historical revenue base towards the development and marketing efforts associated with the SSP product. Cash used in operating activities in the second quarter of 2003 totaled $469,000 compared to cash provided of $264,000 for the same period in 2002.  For the six months ended June 30, 2003 and 2002, cash used in operating activities totaled $2.2 million and $2.3 million, respectively.  For the three months ended June 30, 2003, cash used in operating activities resulted primarily from a decrease of accounts payable of $325,000 and an increase of other receivable of $3.5 million.  Offsetting these were net income of  $2.273 million, a decrease of accounts receivable of $279,000, a decrease of tax receivable of $526,000, and a decrease of other current assets of $214,000.

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Cash provided by investing activities for the three months ended June 30, 2003 was $857,000 which consisted primarily of net proceeds from the sale of the JVM product line of $713,000 and proceeds from the release of restricted cash of $70,000.  Offsetting these were purchases of property  and equipment for $13,000.

Cash provided by financing activities for the six months ended June 30, 2003 consisted primarily of proceeds from the loan of $1,000,000 and $1,000 from the employee stock purchase plan.

Our cash, cash equivalents and restricted cash were $444,000 at June 30, 2003, a decrease of $6.7 million from $7.1 million at June 30, 2002.  At June 30, we had working capital of $1.67 million. At June 30, 2002, we had working capital of $9.1 million.  The principal source of working capital came from the sale of the JVM product line and receivable collections.  Capital additions totaled $13,000 and $23,000 for the three months ending June 30, 2003 and 2002, respectively. We have no material commitments for capital expenditures or strategic investments. Our commitments for expenditures consist of building leases in the U.K. and U.S. and a debt payment due in February 2004.  We expect that the decrease in accounts receivables, decreased revenues for the three months ended June 30, 2003 and other factors will substantially decrease our future cash flows for the next several quarters.

As of June 30, 2003, we had the following contractual cash obligations (including operating lease obligations that were restructured pursuant to the sale of the JVM product line) (in thousands):

	Operating
	Leases	Debt (1)	Total
Year ending December 31,
2003 (July 1, 2003 through December 31, 2003)	$175	$—	$175
2004	296	1,000	1,296
2005	282	—	282
2006	193	—	193
2007	165	—	165
Thereafter	927	—	927
	$2,038	$1,000	$3,038

(1) Excludes interest

As of June 30, 2003, five customers accounted for 60% of the gross receivable.

In June 2001, Insignia and Sun Microsystems, Inc. (“Sun”) entered into an addendum (the “Addendum”) to the Distribution Agreement relating to distribution of products to an Insignia customer.  In September 2001, the two companies entered into Amendment No. 3 (the “Amendment”) to the Technology License and Distribution Agreement (the "Distribution Agreement").  The Amendment and the Addendum each required us to make non-refundable royalty prepayments to Sun.  A total of $7.0 million prepaid royalties were paid to Sun under the Distribution Agreement through the second quarter of 2002.  There are no additional required royalty prepayments due to Sun under this agreement.  The prepaid royalties carried on the balance sheet, under the terms of the agreement between Sun and Insignia, require us to use these prepaid licenses before June 30, 2004.  We continually evaluate recoverability of these prepaid royalties and, if necessary, will charge to cost of sales any amount that we deem unlikely to be recoverable in the future.  We have performed an assessment of whether there was an indication that the prepaid royalties of $2.28 million are impaired as of June 30, 2003.  Our estimation of utilization, based on past revenue history and future revenue estimates using current average per unit selling price ranges, indicates that there could be unused prepaid royalties at the expiration of the license and distribution agreement.  However, we believe that should unused prepaid royalties become predictable in the future, we could reduce the selling price in order to utilize the remaining prepaid balance. This price reduction would result in lower gross margins.  We will continue to assess this potential impairment on a quarterly basis.  The deterioration of the business climate and lower than expected product sales could potentially impact this assessment and require an impairment charge in a future quarter.

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On March 28, 2002, our U.S. subsidiary, Insignia Solutions, Inc. (“Insignia U.S.”) entered into an accounts receivable financing agreement with Silicon Valley Bank.  The financing agreement allowed Insignia U.S. to borrow an amount up to 80% of eligible receivables not to exceed $1,200,000, with interest at the bank’s prime rate plus two percentage points.  The agreement was canceled on February 12, 2003, and the UCC filing liens on the assets of Insignia U.S. were terminated.  No funds were ever borrowed under this credit facility.

We have granted extended payment terms from time to time and, depending on various factors, including the length of the extended payment period and the creditworthiness of the customer.  We report these future payments as accounts receivable and either recognized revenue or deferred revenue.  Deferred revenue increased $36,000 for the three months ended June 30, 2003 due to an additional $200,000 from the master distributor agreement with esmertec offset by fewer support and maintenance contracts which were transferred as part of the sale of the JVM product line.

Insignia, as permitted under Delaware law and in accordance with our Bylaws, indemnifies our officers and directors for certain events or occurrences, subject to certain limits, while the officer is or was serving at our request in such capacity.  The term of the indemnification period is for the officer’s or director’s lifetime.  The maximum amount of potential future indemnification is unlimited; however we do have a Director and Officer Insurance Policy that limits our exposure and enables us to recover a portion of any future amounts paid.  As a result of the insurance policy coverage we believe the fair value of these indemnification agreements is minimal.

In our sales agreements, we typically agree to indemnify our customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties.  The terms of these indemnification agreements are generally perpetual any time after execution of the agreement.  The maximum amount of potential future indemnification is unlimited.  We have not paid any amounts to settle claims or defend lawsuits.

Insignia, on a limited basis, has granted price protection.  The terms of these agreements are generally perpetual.  We have not recorded any liabilities for these potential future payments either because they are not probable or we have has yet to incur the expense.

Insignia warrants its software products against defects in material and workmanship under normal use and service for a period of ninety days.  There is no warranty accrual recorded because potential future payments either are not probable or we have yet to incur the expense.

On October 17, 2002, we entered into a securities subscription agreement (“Agreement”) with Fusion Capital Fund II, LLC (“Fusion Capital”), pursuant to which Fusion Capital agreed to purchase, on each trading day following the effectiveness of a registration statement covering the ADSs, to be purchased by Fusion Capital, $10,000 of our ADSs up to an aggregate of $6.0 million over a period of 30 months.  The purchase price of the ADSs will be equal to a price based upon the future market price of the shares without any fixed discount to the market price.  In order to be in compliance with Nasdaq rules, we could not sell our ordinary shares to Fusion Capital at a price below $0.38, which represents the greater of the book value per share of our ordinary shares as of September 30, 2002 or the closing sale price per share of our ADSs on

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October 16, 2002.  If we elect to sell our shares to Fusion Capital at a price per share below $0.38, we first would be required to obtain shareholder approval in order to be in compliance with applicable Nasdaq rules.  Under the laws of England and Wales, we are not permitted to sell our ADSs at a purchase price that is less than the nominal value of our ordinary shares.  Currently, the nominal value per ordinary share is £0.20.

Under the terms of the Agreement, we issued to Fusion Capital one redeemable warrant for ADSs representing 1,000,000 ordinary shares, and one non-redeemable warrant for ADSs representing 1,000,000 ordinary shares.  The redeemable warrant may be redeemed by Insignia at any time on or before June 30, 2003 for an aggregate redemption price of $200,000.  Insignia did not redeem the warrant and the time has lapsed.  The exercise price per ordinary share of each warrant is the U.S. dollar equivalent of 20.5 pence.  Each warrant expires on September 30, 2007 and are partially exercisable.  As of December 31, 2002, the estimated value of the warrants, using the Black-Scholes model, was $544,000.  Unless an event of default occurs under the Agreement, the shares issuable upon exercise of these warrants must be held by Fusion Capital until 30 months from the date of the Agreement or the date the Agreement is terminated.  The warrrants are immediately exercisable; however, Fusion Capital may not exercise the warrants if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our shares outstanding at the time of the exercise by Fusion Capital.  The Agreement and the forms of the Registration Rights Agreement, the Redeemable Warrant and the Non-Redeemable Warrant between Insignia and Fusion Capital are filed as Exhibits to the 8-K dated October 22, 2002.

Based upon our current forecasts and estimates, our current cash and cash equivalents, together with cash generated from on-going operations and other liquid sources of cash (including the securities subscription and cash generated from the sale of the JVM product line to esmertec) may not be sufficient to meet our anticipated cash needs for working capital and capital expenditures.  If cash currently available from all sources is insufficient to satisfy our liquidity requirements, we may seek additional sources of financing including selling additional equity or obtaining convertible debt securities.  If additional funds are raised through the issuance of equity or debt securities, these securities could have rights, preferences and privileges senior to holders of our shares, and the terms of such securities could impose restrictions on our operations.  The sale of additional equity or convertible debt securities could result in additional dilution to our shareholders.  We may not be able to obtain additional financing on acceptable terms, if at all.  If we are unable to obtain additional financing as and when needed and on acceptable terms, we may be required to reduce the scope of our planned sales, marketing and product development efforts, which could jeopardize our business.  The size of our accumulated deficit, our losses and our ongoing need for capital in order to continue our operations raises substantial doubt as to our ability to continue operations.  Failure to reduce expenses and/or obtain additional financing will result in a material adverse effect on our ability to meet our business objectives and continue as a going concern.  The report of our independent accountants on our financial statements included in our annual report on Form 10-K includes an explanatory paragraph as to the uncertainty that we will continue as a going concern.

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Risk Factors

In addition to the other information in this report, the following factors should be considered carefully in evaluating our business and prospects:

We need additional financing to sustain our operations.

We had a working capital of $1,666,000 at June 30, 2003, and our cash, cash equivalents, and restricted cash totaled $444,000 at June 30, 2003.  We had an operating cash flow deficit of $2.2 million and $2.3 million for the six months ended June 30, 2003 and 2002, respectively.  The sale of our JVM product line to esmertec is expected to provide cash of $4,150,000 in 2003.  Because our current financial resources are not expected to be sufficient to fund our operations or those of our subsidiaries, we need additional funds to continue these operations.  There is no assurance that additional financing will be available to us on terms that are acceptable, or at all.  These circumstances raise substantial doubt about our ability to continue as a going concern.  The report of our independent accountants included on our consolidated financial statements on Form 10-K filed on April 15, 2003 includes an explanation paragraph as to the uncertainty that we will continue as a going concern.

We only have the right to receive $10,000 per trading day, up to an aggregate of $6 million over a period of 30 months under the agreement with Fusion Capital unless our stock price equals or exceeds $1.00, in which case the daily amount may be increased, at the option of Insignia, as the price of our shares increases.  Fusion Capital will not have the right nor be obligated to purchase any of our shares on any trading days that the market price of our shares is less than $0.15 per share.  Since we intend to initially register 10,000,000 shares for sale by Fusion Capital (in addition to 2,000,000 shares exercisable pursuant to warrants held by Insignia), the selling price of our shares to Fusion Capital will have to average at least $0.60 per share for us to receive the maximum proceeds of $6 million without registering additional shares.  Assuming a purchase price of $0.39 per share (the closing sale price per share of our ADSs on October 30, 2002) and the purchase by Fusion Capital of the full 10,000,000 shares under the securities subscription agreement with Insignia, proceeds to us would be $3.9 million unless we choose to register more than 10,000,000 shares, which we have the right, but not the obligation, to do.

In order to be in compliance with Nasdaq rules, we could not sell our ordinary shares to Fusion Capital at a price below $0.38, which represents the greater of the book value per share of our ordinary shares as of September 30, 2002 or the closing sale price per share of our ADSs on October 16, 2002. As of June 30, 2003, the closing market price of our shares was $0.56 per share. If we elect to sell our shares to Fusion Capital at a price per share below $0.38, we first would be required to obtain shareholder approval in order to be in compliance with the Nasdaq rules.  Under the laws of England and Wales, we are not permitted to sell our ADSs at a purchase price that is less than the nominal value of our ordinary shares.  Currently, the nominal value per ordinary share is £0.20.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including our financial performance and ability to generate revenues, the prevailing market price of our shares and the extent to which we are able to secure working capital from other sources.  If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive, we

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may need to secure another source of funding in order to satisfy our working capital needs.  Even if we are able to access the full $6.0 million under the securities subscription agreement with Fusion Capital, we may still need additional capital to implement our business, operating and development plans.

Such additional financing may not be available on favorable terms, if at all.  Further, if we issue additional equity securities, security holders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of our ordinary shares.

If our stock price does not exceed $1.00 per share or if our shareholders’ equity does not increase, we could be delisted from Nasdaq.

During the twelve months ended August 8, 2003, the closing price of our shares ranged from a high of $0.74 to a low of $0.20.  Under the rules of the Nasdaq Stock Market, our stock price must remain above $1.00 per share for continued quotation of our shares on the Nasdaq National Market or the Nasdaq SmallCap Market.  We received a letter from Nasdaq notifying us that we were not in compliance with this requirement and that we would be provided 90 calendar days, or until December 11, 2002, to regain compliance.  In connection with this notification, we transferred the listing of our shares from the Nasdaq National Market to the Nasdaq SmallCap Market on January 9, 2003 to obtain additional time and flexibility to meet this requirement.  In addition, as of March 31, 2003, we had a negative total shareholders’ equity of $316,000.  In order to maintain our listing on the Nasdaq SmallCap Market, we are required to have total shareholders’ equity of at least $2.5 million.  As of June 30, 2003, our shareholders’ equity was $2.5 million.  To the extent our shareholders’ equity declines, our shares could be delisted from the Nasdaq SmallCap Market, which could adversely affect our ability to raise additional funds.

The sale of our shares to Fusion Capital may cause dilution, and the sale of the shares by Fusion Capital could cause the price of our shares to decline.

The purchase price for the shares to be issued to Fusion Capital pursuant to the securities subscription agreement with Fusion Capital will fluctuate based on the price of our shares.  All shares sold to Fusion Capital under the securities subscription agreement will be freely tradable.  Fusion Capital may sell none, some or all of the shares purchased from us at any time.  We expect that the shares to be sold to Fusion Capital will be sold over a period of up to 30 months from the effective date of the registration statement filed in connection with the transaction.

Depending upon market liquidity at the time, a sale of such shares at any given time could cause the trading price of our shares to decline.  The sale of a substantial number of shares, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

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We may never achieve profitability if our SSP product line does not reach desired sales goals.

Our future performance depends upon sales of products within our SSP product line.  Revenues related to the Jeode product line, which was sold to esmertec in April 2003, accounted for 95% of our total revenue for the six months ended June 30, 2003.  As a result, the SSP product line is our only product line and we expect to rely upon sales of the SSP product for our revenue in the future. The SSP product is currently in lab and market trials and is expected to be available for shipment to customers in the second half of 2003.  We have reduced our current expense levels, which will require total revenues of more than $1.5 million per quarter to achieve an operating profit.  SSP may not achieve or sustain market acceptance or provide the desired revenue levels.

The long and complex process of licensing our SSP product may make our revenue unpredictable.

Our revenue is dependent upon our ability to license SSP product to third parties. Licensing our SSP product is expected to be a long and complex process, which could take longer than the typical six to nine months. Before committing to license our products, potential customers must generally consider a wide range of issues including product benefits, infrastructure requirements, ability to work with existing systems, functionality and reliability. The process of entering into a development license with a company typically involves lengthy negotiations.  Because of the sales cycle, it is difficult for us to predict when, or if, a particular prospect might sign a license agreement.  Development license fees may be delayed or reduced because of this process.  The SSP product is currently in lab and market trials and will be available for shipment to customers in the second half of 2003.  We have limited history with sales initiatives for new products.

If products that integrate our SSP technology do not sell well, we will not receive royalty payments on our licenses.

Our success depends upon the use of our technology by our licensees in their smart devices.  Our licensees undertake a lengthy process of developing systems that use our technology.  Until a licensee has sales of its systems incorporating our technology, they will not create commercial use royalties to us.  We expect that the period of time between entering into a development license and actually recognizing commercial use royalties to be lengthy and difficult to predict.

If our license agreement with Sun Microsystems, Inc. is terminated or expires without renewal, we would not be able to market our Jeode product line through the Master Distribution License Agreement with esmertec.

In the first quarter of 1999, we signed a five-year Technology License and Distribution Agreement (“Distribution Agreement”) with Sun Microsystems, Inc. under which Sun established Insignia as a Sun authorized virtual machine provider.  The Distribution Agreement also grants us immediate access to the Java compatibility test suite and the Java technology source code.  The Distribution Agreement includes technology sharing and compatibility verification.  Under the Distribution Agreement, we are required to pay Sun a per unit royalty on each Jeode-enabled smart device shipped by our customers, plus a royalty on all development licenses between our customers and us.  In the third quarter of 2001, we amended our

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Distribution Agreement with Sun.  The Distribution Amendment expanded the scope of the licensed technology, changed the royalty rate, limited the royalty obligations to only per units licensed, established a prepaid royalty schedule and extended the expiration date of the contract from March 2004 to June 2004.  If the Distribution Agreement with Sun terminates or expires without renewal, we would not be able to market our Jeode product line through the Master Distribution License Agreement with esmertec.  Any disruption in our relationship with Sun would likely impair our royalty sales of Jeode from esmertec.  In addition, any termination of the Distribution Agreement with Sun would likely adversely impact our ability to receive amounts to be paid under our agreement with esmertec in connection with the sale of the JVM product line.

We also license software development tool products from other companies to distribute with some of our products.  These third parties may not be able to provide competitive products with adequate features and high quality on a timely basis or to provide sales and marketing cooperation.  Further, our products compete with products produced by some of our licensors. When these licenses terminate or expire, continued license rights might not be available to us on reasonable terms.  We might not be able to obtain similar products to substitute into our tool suites.  Through the date of this report, we have not experienced any major problems with our third-party licenses.

We have a history of losses and we must generate significantly greater revenue if we are to achieve profitability.

We have experienced operating losses in each quarter since the second quarter of 1996. To achieve profitability, we will have to increase our revenue significantly.  Our ability to increase revenues depends upon the success of our SSP product line.  SSP will be available for shipment to customers in the second half of 2003 and it may not achieve market acceptance. If we are unable to create revenues from SSP in the form of development license fees, maintenance and support fees, commercial use royalties and nonrecurring engineering services, our current revenues will be insufficient to sustain our business.

For the six months ended June 30, 2002 and 2003 we spent 59% and 239%, respectively, of our total revenues on sales and marketing.  We expect to continue to incur disproportionately high sales and marketing expenses in the future.  To market SSP effectively, we must develop client and server channel markets.  We will continue to incur the expenses for a sales and marketing infrastructure before we recognize significant revenue from sales of the product.  Because customers in the smart device market tend to remain with the same vendor over time, we believe that we must devote significant resources to each potential sale.  If potential customers do not design our products into their systems, the resources we have devoted to the sales prospect would be lost.  If we fail to achieve and sustain significant increases in our quarterly sales, we may not be able to continue to increase our investment in these areas.  With increased expenses, we must significantly increase our revenues if we are to become profitable.

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If our new products or product enhancements fail to achieve customer acceptance, or if we fail to manage product transitions, our business reputation will likely suffer and revenues may decline.

The market for mobile devices is fragmented and characterized by technological change, evolving industry standards and rapid changes in customer requirements.  Our existing products will become less competitive or obsolete if we fail to introduce new products or product enhancements that anticipate the features and functionality that customers demand.  The success of our new product introductions will depend on our ability to:

•                  accurately anticipate industry trends and changes in technology standards;

•                  complete and introduce new product designs and features in a timely manner;

•                  continue to enhance our existing product lines;

•                  respond promptly to customers’ requirements and preferences.

The introduction of new or enhanced products also requires that we manage the transition from older products to minimize disruption in customer ordering patterns.  We have had difficulty managing the transition from older products in the past.  For example, between 1995 and 1999, we transitioned from our SoftWindows product line to our NTRIGUE product line and began preparations for our Jeode product line.  During this same period our yearly revenues dropped from a high of $55.1 million in 1995 to a low of $6.8 million in 1999. The decrease in revenues was partly because we did not timely introduce new products which could compensate for the decreasing demand for our SoftWindows product line. Development delays are commonplace in the software industry.  We have experienced delays in the development of new products and the enhancement of existing products in the past and are likely to experience delays in the future.  We may not be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.

In addition, we also face significant risks associated with the development and future deployment of our SSP products and the successful execution of the related business strategy. With the sale of the JVM product line to esmertec, the SSP product is our sole product line.  During 2001, we began development of a range of SSP products for the mobile handset and wireless carrier industry.  These SSP products build on our position as a VM supplier for manufacturers of mobile devices and allow wireless carriers to build valuable Over-The-Air Repair and dynamic capability services.  The SSP product is currently in lab and market trials and is expected to be available for shipment to customers in the second half of 2003. We have limited history with sales initiatives for new products. Additionally, the sales cycle for the SSP products is expected to take longer than the typical six to nine month cycle of the Jeode product.

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Our targeted market is highly competitive.

Our SSP product line is targeted for the mobile operator and mobile device market.  The market for these products is fragmented and highly competitive.  This market is also rapidly changing and there are many companies creating products that compete or will compete with ours. As the industry develops, we expect competition to increase in the future. This competition may come from existing competitors or other companies that we do not yet know about.  Our main competitors include Bitfone and DoOnGo. The Jeode product line is targeted at the emerging Java-based smart device marketplaces, which are rapidly changing and are characterized by an increasing number of new entrants whose products compete with the Jeode platform.

If these competitors develop products that are cheaper or provide better capabilities or functionality than our SSP product line, our market share will drop. Many of our current competitors and potential competitors have greater resources than we do, and we might not be able to compete successfully against these companies.  Competition could force us to reduce the prices of our products, which would result in reduced profit margins and could harm our ability to provide adequate service to our customers. Our pricing model for our software products is based on a derivative usage model with integration and support and maintenance fees, and may be subject to significant pricing pressures, including buy-out arrangements.  Also, the market may demand alternative pricing models in the future.  A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could also harm our competitive position.

Fluctuations in our quarterly results could cause the market price of our shares to decline.

Our quarterly operating results can vary significantly depending on a number of factors. These factors include:

•                  the volume and timing of orders received during the quarter;

•                  the mix of and changes in customers to whom our products are sold;

•                  the mix of product and service revenue received during the quarter;

•                  the mix of development license fees and commercial use royalties received;

•                  the timing and acceptance of new products and product enhancements by us or by our competitors;

•                  changes in product pricing;

•                  buyouts of commercial use licenses;

•                  product life cycles;

•                  the level of our sales of third-party products;

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•                  variances in costs in fixed price contracts;

•                  purchasing patterns of customers;

•                  competitive conditions in the industry;

•                  foreign currency exchange rate fluctuations;

•                  business cycles and economic conditions that affect the markets for our products; and

•                  extraordinary events, such as litigation, and related charges.

All of these factors are difficult to forecast. Our future operating results may fluctuate due to these and other factors, including our ability to continue to develop innovative and competitive products. An increasing amount of our sales orders involve products and services that yield revenue over multiple quarters or upon completion of performance. If license agreements entered into during a quarter do not meet our revenue recognition criteria, even if we meet or exceed our forecast of aggregate licensing and other contracting activity, it is possible that our revenues would not meet expectations. Due to all of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be viewed as an indication of our future performance. In the past, we have experienced actual performance that did not meet financial market expectations. It is likely that, in some future quarters, our operating results will again be below the expectations of stock market analysts and investors.

International sales of our products, which we expect to comprise a significant portion of total revenues, expose us to the business and economic risks of international operations.

Sales from outside of the United States accounted for approximately 10% and 4% of our total revenue for the six months ended June 30, 2003 and 2002, respectively, and are expected to increase with the SSP product.  We expect to market SSP to mobile operators and terminal manufacturers in Europe.  Economic conditions in Europe generally and fluctuations in the value of the euro against the U.S. dollar and British pound sterling could impair our revenues and results of operations. International operations are subject to a number of other risks. These risks include:

•                  foreign government regulation;

•                  reduced protection of intellectual property rights in some countries where we do business;

•                  longer receivable collection periods and greater difficulty in accounts receivable collection;

•                  unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions  and other barriers and restrictions;

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•                  potentially adverse tax consequences;

•                  the burdens of complying with a variety of foreign laws and staffing and managing foreign operations;

•                  general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships; and

•                  possible recessionary environments in economies outside the United States.

Product defects can be expensive to fix and may cause us to lose customers.

Our software products, like all software products, may have undetected errors or compatibility problems.  This is particularly true when a product is first introduced or a new version is released.  Despite thorough testing, our products might be shipped with errors. If this were to happen, our products could be rejected by customers, or there might be costly delays in correcting the problems.  Our products are increasingly used in systems that interact directly with the general public, such as in transportation and medical systems.  In systems such as these, the failure of our product could cause substantial property damage or personal injury, which would expose us to product liability claims.  Our products are used for applications in business systems where the failure of our product could be linked to substantial economic loss.  Our agreements with our customers typically contain provisions designed to limit our exposure to potential product liability and other claims.  It is likely, however, that these provisions are not effective in all circumstances and in all jurisdictions.  We may not have adequate insurance against product liability risks and renewal of our insurance may not be available to us on commercially reasonable terms.  Further, our errors and omissions insurance may not be adequate to cover claims.

As of the date of this report, we have not had any product liability claims or recalls against our Jeode line of products.  However, a product liability claim or claim for economic loss brought against us in the future could lead to unexpected large expenses and lost sales.  Also, if we ever had to recall our product due to errors or other problems, it would cost us a great deal of time, effort and expense.  Our operations depend on our ability to protect our computer equipment and the information stored in our databases against damage by fire, natural disaster, power loss, telecommunications failure, unauthorized intrusion and other catastrophic events.  We believe we have taken prudent measures to reduce the risk of interruption in our operations.  However, these measures might not be sufficient.  As of the date of this report, we have not experienced any major interruptions in our operations because of a catastrophic event.

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If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to successfully manage our business or sell our products.

Our future performance depends to a significant degree upon the continued contributions of our key management, product development, sales, marketing and operations personnel.  We do not have agreements with any of our key personnel that require them to work for us for a specific term, and we do not maintain any key person life insurance policies.  We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel, many of whom are in great demand.  Competition for qualified personnel can be intense in the San Francisco bay area, where our U.S. operations are headquartered.

If we fail to protect our intellectual property rights, competitors could introduce similar or superior products, and we could lose market share.

We depend on our proprietary technology. Despite our efforts to protect our proprietary rights, it may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we consider proprietary.  Our competitors could independently develop technologies that are substantially equivalent or superior to our technologies.  Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which software piracy of our products exists, software piracy can be expected to be a persistent problem.  Effective protection of intellectual property rights may be unavailable or limited in foreign countries.  The status of U.S. patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents.  Patents have been granted on fundamental technologies in software, and patents may issue that relate to fundamental technologies incorporated into our products.

Our products may infringe the intellectual property rights of third parties, which may result in lawsuits and prevent us from selling our products.

As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims.  Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us.  We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights.  Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology.  Our failure to develop or license a substitute technology could prevent us from selling our products.

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Some security holders have rights under their warrants to purchase significant numbers of American Depository Shares (“ADSs”) at nominal value upon the occurrence of specified events which, if triggered, would dilute the ownership interests of existing security holders.

Some security holders have rights to be issued additional ADSs by Insignia if the registration statements covering their shares and the shares underlying their warrants are suspended for more than 60 days in any 12 month period.  We must issue a total of 252,000 ADSs if we suspend registration statement number 333-51234 for more than the 60 days in any 12 month period, and a total of 65,800 ADSs if we suspend registration statement number 333-57528 for more than the 60 days in any 12 month period.  We have not suspended registration statements for more than 60 days in any 12 month period in the past.  However, because registration statement number 333-57528 was not declared effective by the Securities and Exchange Commission by May 14, 2001, we made available to certain investors an additional total of 65,800 ADSs.  Three of four investors have purchased their ADSs and one investor has yet to purchase the shares available to it.  The purchase price shareholders have paid or will pay per additional ADS is the nominal value, or £0.20 per ADS, which is the lowest amount these shares can be purchased under English law. If we issue additional ADSs under these obligations, the ownership interest of existing shareholders will be diluted.

Some security holders have anti-dilution rights, which, if triggered, would dilute the ownership interests of existing security holders.

Certain investors who participated in our four private placements received warrants which have anti-dilution protections.  This means that they are entitled to purchase an additional amount of ordinary shares, in the form of ADSs, if we issue ordinary shares at a price below market price. The anti-dilution protections, if triggered, increase the number of shares which the investors may purchase with their warrants.  The exact amount of the increase is not known until the anti-dilution protections are actually triggered.  There are two ways the anti-dilution protections can be triggered: (1) if we sell our securities in a transaction, such as a private placement financing, for a price that is lower than the ten day average price of our ADSs before the transaction, or (2) if the warrants issued in those relevant private placements are exercised at a price less than the ten day average price of our ADSs at the time of exercise.  The issuance of the warrants to Fusion under the securities subscription agreement triggered these anti-dilution protections.  Further, when some of the warrants we issued in the private placements are exercised, anti-dilution protections will likely be triggered.  The amount of the anti-dilution adjustment is based on a formula where the lower the price of the our ADSs as quoted on the Nasdaq Stock Market, the greater the potential increase in the number of shares issuable to the warrants due to the anti-dilution protections.  Assuming that the warrants are exercised at the lowest exercise price possible under applicable law and pursuant to the terms of their respective agreements, the maximum amount of additional shares issuable to these investors would be approximately 185,000.  These anti-dilution adjustments could accelerate and increase the magnitude of a decline in the quoted share price of our ADSs.  Warrant holders have the right to purchase an increasing amount of shares during a decline in the price of our ADSs. If the warrant holders exercise their warrants and sell their shares in the open market during this time, downward pressure is added to the price.  This can further increase the anti-dilution adjustments for the

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remaining warrant holders. Short sales of our shares may further the downward pressure on the price of our ADSs. Anti-dilution adjustments and short sales may accelerate and compound a decline in the price of our ADSs.  Shareholders will also be diluted as warrant holders gain the right to purchase an increasingly large number of shares due to their anti-dilution protections.

We are at risk of securities litigation which, regardless of the outcome, could result in substantial costs and divert management attention and resources.

The prices for our ADSs have fluctuated widely in the past. During the 12 months ended August  8, 2003, the closing price per share of Insignia ranged from a recent high of $0.74 to a low of $0.20.  Under the rules of The Nasdaq Stock Market, our stock price must remain above $1.00 per share for continued quotation of our shares on the Nasdaq SmallCap Market. Stock price volatility has had a substantial effect on the market prices of securities issued by us and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against high technology companies.  We may in the future be the target of similar litigation.  Regardless of the outcome, securities litigation may result in substantial costs and divert management attention and resources.

Our investors may have difficulty enforcing judgments against us in U.S. courts because many of our assets and some of our management are located in England.

Insignia is incorporated under the laws of England and Wales.  Two of our directors reside in England. All or a substantial portion of the assets of these persons, and a significant portion of our assets, are located outside of the United States. It may not be possible for investors to serve a complaint within the United States upon these persons or to enforce against them or against us, in U.S. courts, judgments obtained in U.S. courts based upon the civil liability provisions of U.S. securities laws.  There is doubt about the enforceability outside of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely upon U.S. securities laws.  The rights of holders of our shares are governed by English law, including the Companies Act 1985, and by our memorandum and articles of association.  The rights of holders of our ADSs are also affected by English law. These rights differ from the rights of security holders in typical U.S. corporations.

Insignia has undergone a class action lawsuit and an SEC investigation in the past seven years.

On April 3, 1996, a class-action lawsuit was filed against us alleging that we misrepresented our business, the strength of our sales force and our financial health.  The suit stemmed from our failure to achieve the consensus earnings estimates of research analysts in the first quarter following our initial public offering in November 1995.  In August 1997, we reached a memorandum of understanding to settle the suits.  Although we never agreed with the allegations, we paid $8.0 million to the plaintiffs, of which our insurance company paid $7.5 million.  In February 1997, we restated our financial results for the quarters ended March 31 and

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June 30, 1996.  We revised our revenue and net income numbers downward for these two quarters due to inflated revenues resulting from misstatement of inventory levels of one of our resellers by two of our sales and marketing personnel.  We agreed with the SEC to cease and desist from engaging in similar accounting practices.  The two Insignia sales and marketing people involved in the revenue misstatement are no longer with Insignia and were forced to pay significant fines.  We did not have to pay any fines.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

From time to time, Insignia enters into derivative financial instruments such as currency option contracts to hedge certain anticipated, but not yet committed, transactions expected to be denominated in foreign currencies.  Insignia does not use derivative financial instruments for trading or speculative purposes.  Insignia’s downside risk with respect to currency option contracts (British pound sterling) is limited to the premium paid for the right to exercise the option.  Insignia did not enter into any currency option hedge contracts in the second quarter of 2003 or the second quarter of 2002 and had no option hedge contracts outstanding as of June 30, 2003 or June 30, 2002.

Insignia’s interest expense and income is sensitive to changes in the general level of U.S. interest rates.  However, due to the short-term nature of Insignia’s cash investments and low levels of debt, Insignia does not believe that Insignia has a material risk exposure.

Item 4.  Controls and Procedures

We have evaluated the design and operation of our disclosure controls and procedures to determine whether they are effective in ensuring that the disclosure of required information is timely made in accordance with the Exchange Act and the rules and regulations of the Securities and Exchange Commission.  This evaluation was made under the supervision and with the participation of management, including our principal executive officer and principal financial officer within the 90-day period prior to the filing of this Quarterly Report on Form 10-Q. The principal executive officer and principal financial officer have concluded, based on their review, that our disclosure controls and procedures, as defined at Exchange Act Rules 13a-14(c) and 15d-14(c), are effective to ensure that information required to be disclosed by us in reports that we file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.  No significant changes were made to our internal controls or other factors that could significantly affect these controls subsequent to the date of their evaluation.

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PART II - OTHER INFORMATION

Item 1.  Legal Proceedings

None

Item 2.  Changes in Securities and Use of Proceeds

None

Item 3.  Defaults Upon Senior Securities

None

Item 4.  Submission of Matters to a Vote of Security Holders

None

Item 5.  Other Information

None

Item 6.  Exhibits and Reports on Form 8-K

(a) Exhibits

The following exhibits are filed as part of this Report:

Exhibit Number	Exhibit Title

31.1	Section 302 certification of Chief Executive Officer

31.2	Section 302 certification of Chief Financial Officer

32.1	Section 906 certification of Chief Executive Officer

32.2	Section 906 certification of Chief Financial Officer

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(b) Reports on Form 8-K

Form 8-K filed May 8, 2003 in connection with the sale of Insignia’s JVM product line to esmertec AG.

Form 8-K filed May 15, 2003 for press release announcing financial results for quarter ended March 31, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSIGNIA SOLUTIONS PLC
(Registrant)

Date: August 14, 2003

/s/ LINDA C. POTTS
LINDA C. POTTS
Chief Financial Officer
(Principal Financial Officer)

Signature	Capacity	Date

/s/ Mark E. McMillan	Chief Executive Officer	August 14, 2003
Mark E. McMillan

/s/ Linda C. Potts	Chief Financial Officer	August 14, 2003
Linda C. Potts

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APPENDIX 2

Quarterly Report on Form 10-Q for the quarter ended September 30, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2003

or,

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission file number 0-27012

Insignia Solutions plc

(Exact name of Registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

41300 Christy Street Fremont California 94538 United States of America (510) 360-3700	The Mercury Centre, Wycombe Lane Wooburn Green High Wycombe, Bucks HP10 0HH United Kingdom (44) 1628-539500

(Address and telephone number of principal executive offices and principal places of business)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒   No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act):  Yes  ☐   No  ☒

As of November 3, 2003 there were 24,092,601 Ordinary shares of £0.20 each nominal value, outstanding.

INSIGNIA SOLUTIONS PLC

PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements

INSIGNIA SOLUTIONS PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,471	$726
Restricted cash	20	250
Accounts receivable, net of allowances of $24 and $50, respectively	35	931
Other receivable	1,900	—
Tax receivable	274	702
Prepaid royalties	2,211	1,000
Prepaid expenses	319	695
Other current assets	393	438
Total current assets	6,623	4,742
Property and equipment, net	157	230
Prepaid royalties	—	1,381
Other noncurrent assets	—	100
	$6,780	$6,453
LIABILITIES, MANDATORILY REDEEMABLE WARRANTS AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$641	$665
Accrued liabilities	833	950
Accrued severance	97	—
Note payable	1,000	—
Deferred revenue	912	534
Income taxes payable	187	191
Total current liabilities	3,670	2,340

Commitments and contingencies (Note 6)

Mandatorily redeemable warrants	38	1,440

Shareholders’ equity:
Ordinary shares	7,726	6,444
Additional paid-in capital	61,600	59,901
Accumulated deficit	(65,793)	(63,211)
Other accumulated comprehensive loss	(461)	(461)
Total shareholders’ equity	3,072	2,673
	$6,780	$6,453

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGNIA SOLUTIONS PLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Net revenues:
License	$201	$736	$393	$5,271
Service	—	277	187	1,178
Total net revenues	201	1,013	580	6,449

Cost of net revenues:
License	70	124	221	1,852
Service	—	100	52	549
Total cost of net revenues	70	224	273	2,401

Gross profit	131	789	307	4,048

Operating expenses:
Sales and marketing	423	1,262	1,329	4,475
Research and development	670	1,677	2,695	4,258
General and administrative	665	666	2,195	2,571
Restructuring	(19)	213	480	213
Total operating expenses	1,739	3,818	6,699	11,517

Operating loss	(1,608)	(3,029)	(6,392)	(7,469)

Interest income (expense), net	(14)	17	(27)	65
Other income (expense), net	(124)	2	3,418	103

Loss before income taxes	(1,746)	(3,010)	(3,001)	(7,301)

Benefit from income taxes	(90)	(132)	(419)	(1,964)

Net loss	$(1,656)	$(2,878)	$(2,582)	$(5,337)

Net loss per share:
Basic	$(0.08)	$(0.14)	$(0.13)	$(0.27)
Diluted	$(0.08)	$(0.14)	$(0.13)	$(0.27)

Weighted average shares and share equivalents:
Basic	20,634	20,062	20,272	19,887
Diluted	20,634	20,062	20,272	19,887

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGNIA SOLUTIONS PLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands, unaudited)

	Nine months ended September 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(2,582)	$(5,337)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	113	194
Allowance for doubtful accounts	(26)	(138)
Gain on sale of product line	(3,500)	—
Gain on sale of fixed assets	—	7
Non-cash charge for warrant modification	88
Net changes in assets and liabilities:
Accounts receivable	922	5,172
Tax receivable	428	(546)
Prepaid royalties	170	(1,315)
Prepaid expenses	254	283
Other current assets	45	(20)
Other noncurrent assets	100	—
Accounts payable	(13)	(483)
Accrued liabilities	(162)	(141)
Accrued severance	97	—
Deferred revenue	537	(3,501)
Income taxes payable	(4)	(2)
Net cash used in operating activities	(3,533)	(5,827)
Cash flows from investing activities:
Purchases of property and equipment	(62)	(108)
Proceeds from sale of product line, net	1,513	—
Proceeds from release of restricted cash	230	—
Net cash provided (used) in investing activities	1,681	(108)
Cash flows from financing activities:
Proceeds from issuance of shares, net	800	(1)
Proceeds from exercise of warrants	796	481
Proceeds from note payable	1,000	—
Proceeds from exercise of stock options	1	174
Net cash provided by financing activities	2,597	654
Net increase (decrease) in cash and cash equivalents	745	(5,281)
Cash and cash equivalents at beginning of the period	726	8,643
Cash and cash equivalents at end of the period	$1,471	$3,362

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGNIA SOLUTIONS PLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Note 1.  Basis of presentation

The accompanying unaudited condensed consolidated financial statements of Insignia Solutions plc (“Insignia”, “us” or “we”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X.  The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation.  Interim results are not necessarily indicative of results for a full year.  These financial statements and notes should be read in conjunction with Insignia’s audited financial statements for the year ended December 31, 2002 and footnotes thereto, included in Insignia’s Annual Report on Form 10-K.

During the past 24 months, we have incurred an aggregate loss from operations and negative operating cash flows of $19,002,000 and $13,655,000, respectively.  We have undertaken measures to reduce operating expenses and redesign our commercial efforts to adapt to new developments. As part of these new developments, our current plans may require obtaining additional financing within the next 12 months.  If such financing is not obtained, or if we experience a significant shortfall in expected revenue, we will need to further reduce the level of expenses in order to meet our working capital requirements during the next 12 months.

Assuming the receipt of the $6.9 million due from esmertec A.G. (“esmertec”) under the Asset Purchase Agreement and the Master Distribution and License Agreement, each dated March 4, 2003, and the definitive agreements signed on April 23, 2003 (see Note 5), and assuming that management achieves its plans to generate SSP revenue in the last quarter of the year while controlling operating costs, we believe that Insignia will have sufficient funds to meet its operating and capital requirements through the end of fiscal year 2003.  However, there can be no assurance that we will not require additional funding or that we will be able to obtain additional funding if needed, on acceptable terms or at all.  The failure to raise additional funds, if needed, on a timely basis and on sufficient favorable terms could have a material adverse effect on our business, operating results and financial condition.  Insignia’s liquidity may also be adversely affected in the future by factors such as higher interest rates, inability to borrow without collateral, availability of capital financing and continued operating losses.  In addition, as of March 31, 2003, we were not in compliance with the minimum stock price and total shareholders’ equity requirements to maintain the listing of our ADSs on the Nasdaq SmallCap Market.  As of June 30, 2003, we regained compliance with the minimum shareholders’ equity requirement, but remained out of compliance with the minimum stock price. These circumstances raise substantial doubt about Insignia’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2.  Net income (loss) per share

Net income (loss) per share is presented on a basic and diluted basis, and is computed by dividing net income (loss) by the weighted average number of ordinary shares and ordinary equivalent shares outstanding during the period.  Ordinary equivalent shares consist of warrants and stock options (using the treasury stock method).  Under the basic method of calculating net income (loss) per share, ordinary equivalent shares are excluded from the computation.  Under the diluted method of calculating net income (loss) per share, ordinary equivalent shares are excluded from the computation only if their effect is anti-dilutive.

Calculation of basic and diluted net income (loss) per share (in thousands, except per share data):

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Numerator – basic and diluted:
Net loss	$(1,656)	$(2,878)	$(2,582)	$(5,337)

Denominator calculation of basic loss per share:
Weighted average number of ordinary shares outstanding	20,634	20,062	20,272	19,887

Basic loss per share	$(0.08)	$(0.14)	$(0.13)	$(0.27)

Denominator calculation of diluted loss per share:
Weighted average number of ordinary shares outstanding	20,634	20,062	20,272	19,887
Dilutive common equivalent shares	—	—	—	—
Weighted average number of ordinary shares outstanding	20,634	20,062	20,272	19,887

Diluted loss per share	$(0.08)	$(0.14)	$(0.13)	$(0.27)

The following number of options and warrants have not been included in the calculation of diluted net income (loss) per share because their inclusion would have been anti-dilutive:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Options	4,417,937	3,796,758	4,417,937	3,796,758
Warrants	2,182,157	2,191,334	2,182,157	2,191,334

Note 3.  Stock based compensation

Insignia accounts for stock based employee compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations and complies with the disclosure provisions of  Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure – an Amendment of FASB Statement No.123”.  The following table illustrates the effect on net income (loss) and net income (loss) per share if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards No.123, “Accounting for Stock Based Compensation” to stock based compensation.

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Net loss-as reported	$(1,656)	$(2,878)	$(2,582)	$(5,337)
Less stock based compensation expense determined under fair value based method	(346)	(617)	(871)	(1,851)
Net loss-pro forma	$(2,002)	$(3,495)	$(3,453)	$(7,188)
Basic and diluted net loss per share - as reported	$(0.08)	$(0.14)	$(0.13)	$(0.27)
Basic and diluted net loss per share - pro forma	$(0.10)	$(0.17)	$(0.17)	$(0.36)

In accordance with the disclosure provisions of SFAS 123, the fair value of employee stock options granted during the three and nine months ended September 30, 2003 and 2002 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Stock Options:
Volatility range	252%	239% - 243%	59% - 252%	55% - 243%
Risk-free interest rate range	2.53%	2.67% - 3.28%	1.00% - 3.06%	1.81% - 4.4%
Dividend yield	0%	0%	0%	0%
Expected life (years)	4	4	4	4

Employee Stock Purchase Plan:
Volatility range	N/A	71%	59%	71%
Risk-free interest rate range	N/A	1.71%	1.17%	1.71%
Dividend yield	N/A	0%	0%	0%
Expected life (years)	N/A	.5	.5	.5

Note 4.  New accounting pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”.  FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entiity to finance its activities without additional subordinated financial support from other parties.  FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003.  For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003.  We adopted FIN 46 effective February 1, 2003.  The adoption of FIN 46 did not have a material impact on our financial position, results of operation or cash flows.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”.  SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain circumstances). Many of these instruments were previously classified as equity. Although some of the provisions of this statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, “Elements of Financial Statements”, the remainder are consistent with FASB’s intention to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. There was no impact to the condensed consolidated financial statements related to SFAS 150 for the nine months ended September 30, 2003.

Note 5.  Esmertec Agreements

On February 7, 2003, we entered into a loan agreement with esmertec whereby esmertec loaned Insignia $1 million. The loan was made in two installments of $500,000 each on February 13, 2003 and February 26, 2003.  The rate of interest on each loan is at prime plus two percent.  Accrued interest is due on the last day of each month.  The accrued interest as of September 30, 2003 was $23,402. The principal and any outstanding accrued interest is due on or before February 3, 2004.  At September 30, 2003, the principal amount outstanding on this loan was $1 million.

On March 4, 2003, we entered into several other agreements (the “Agreements”) with esmertec including a definitive agreement to sell certain assets relating to our Java Virtual Machine (“JVM”) product line in exchange for $3.5 million payable in installments.  Payments under the agreement would be $800,000 on April 18, 2003, $800,000 on July 23, 2003, $800,000 on October 15, 2003, $800,000 on January 15, 2004 and $300,000 on April 15, 2004.  As of

September 30, 2003, esmertec has paid $1,600,000 under this agreement.  The assets primarily included the fixed assets, customer agreements and employees related to the JVM product line. The transaction closed on April 23, 2003.  Under the terms of the Agreements, esmertec became the exclusive master distributor of the JVM technology in exchange for $3.4 million in minimum guaranteed royalties through June 30, 2004 at which time, the JVM technology rights will transfer to esmertec.  Minimum payments under the license are as follows:

DUE DATE	PAYMENT
April 30, 2003	$250,000
May 15, 2003	$200,000
July 15, 2003	$200,000
July 31, 2003	$250,000
August 15, 2003	$200,000
October 15, 2003	$200,000
October 31, 2003	$250,000
November 15, 2003	$200,000
January 15, 2004	$200,000
January 31, 2004	$250,000
February 15, 2004	$200,000
April 15, 2004	$200,000
May 15, 2004	$200,000
July 15, 2004	$200,000
August 15, 2004	$200,000
October 15, 2004	$200,000

Total	$3,400,000

As of September 30, 2003, the minimum payments under this agreement have been paid in a timely manner.

In addition, we can earn up to an additional $4.0 million over the next three years based on a percentage of esmertec’s future sales of the JVM product.  Additionally, the parties have entered into a cooperative agreement to promote Insignia’s Secure System Provisioning (“SSP”) software product to esmertec’s mobile platform customers.  The Agreements provide for esmertec to manage the existing Insignia JVM customer relationships and license the Insignia and esmertec technologies to sell them to the then combined customer base and business partners.  Under the Agreements, esmertec will assume the entire JVM product line through a final asset purchase in June 2004.

As part of the sale of our JVM product line, we transferred 42 employees to esmertec, of which 31 were development engineers.  In addition, as part of the sale, esmertec entered into an agrement with our U.K. building landlord to assume the lease on one of the two buildings leased by Insignia.

The Jeode platform had been our principal product line since the third quarter of 1999.  With the completion of the sale of our JVM product line to esmertec in April 2003, Insignia’s sole product line will consist of its SSP products for the mobile phone and wireless operator industry.  The SSP product is currently in lab and market trials and is expected to be available for shipment to customers in the last quarter of 2003.

Note 6.  Commitments and Contingencies

In June 2001, Insignia and Sun Microsystems, Inc. (“Sun”) entered into an addendum (the “Addendum”) to the Distribution Agreement relating to distribution of products to an Insignia customer.  In addition, in September 2001, the two companies entered into Amendment No. 3 (the “Amendment”) to the Technology License and Distribution Agreement (the “Distribution Agreement”) between the two companies.  The Amendment and the Addendum each require Insignia to make non-refundable royalty prepayments to Sun.  A total of $7.0 million of prepaid royalties were paid to Sun under these agreements through the third quarter of 2002.  There are no additional royalty prepayments due to Sun under this agreement.  The amended Distribution Agreement expires June 30, 2004.  Any unused royalty prepayments outstanding on June 30, 2004 are forfeited.  The prepaid royalty balance as of September 30, 2003 was $2.2 million.

Guarantee Agreements

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of certain guarantees, a guarantor must recognize a liability for the fair value of an obligation assumed under the guarantee.  FIN 45 also requires significant new disclosures, in both interim and annual financial statements by a guarantor about obligations associated with guarantees issued.

Insignia, as permitted under Delaware law and in accordance with our Bylaws, indemnifies our officers and directors for certain events or occurrences, subject to certain limits, while the officer is or was serving at our request in such capacity.  The term of the indemnification period is for the officer’s or director’s lifetime.  The maximum amount of potential future indemnification is unlimited; however we do have a Director and Officer Insurance Policy that limits our exposure and enables us to recover a portion of any future amounts paid.  As a result of the insurance policy coverage we believe the fair value of these indemnification agreements is minimal.

In our sales agreements, we typically agree to indemnify our customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties for the products, as delivered by Insignia.  The terms of these indemnification agreements are generally perpetual any time after execution of the agreement.  The maximum amount of potential future indemnification is unlimited, however, we normally retain the right to limit the remedies the customer may receive.  We have not paid any amounts to settle claims or defend lawsuits.

Insignia, on a limited basis, has granted price protection.  The terms of these agreements are generally perpetual.  We have not recorded any liabilities for these potential future payments either because they are not probable or we have yet to incur the expense.

Insignia warrants the binary version of its software products against defects in material and workmanship under normal use and service for a period of ninety days.  All warranties are disclaimed for source code licenses.  There is no warranty accrual recorded because potential future payments either are not probable or we have yet to incur the expense.

Note 7.  Segment information

Insignia operates in a single industry segment providing software technologies that enable mobile operators and phone manufacturers to update the firmware of mobile devices using standard over-the-air data networks. In the third quarter of 2003, the Jeode product line accounted for 100% of the revenue. In the third quarter of 2002, Hewlett Packard (‘HP”), Phoenix Technologies, Ltd. (“Phoenix”) and Hughes Network Systems (“Hughes”) accounted for 32%, 17% and 15% of total revenues, respectively. For the nine months ended September 30, 2003, the Jeode product line accounted for 100% of total revenues.  For the nine months ended September 30, 2002, Phoenix accounted for 65% of total revenues.  No other customer accounted for 10% or more of Insignia’s total revenues during the third quarter of 2003 and 2002.  Sales to customers outside the United States, derived mainly from customers in Europe and Asia, represented approximately 100% and 42% of total revenues in the three and nine months ended September 30, 2003, respectively, and 13% and 6% of total revenues in the three and nine months ended September 30, 2002, respectively.

Note 8.  Equity transactions and warrants

During the quarter ended June 30, 2003, $850,000, which represented the relative fair value of the warrants issuable in connection with our 1999 private placement, was reclassified from redeemable warrants to additional paid-in capital.  The reclassification was a result of the expiration of our obligation to issue these warrants.   In August 2003, the warrants were modified to reduce their exercise price to $0.40 per share.  The modification was accounted for in accordance with SFAS123 and resulted in a charge of approximately $88,000 to earnings and an increase in the value of the redeemable warrants.  In September 2003, warrants to purchase 334,177 ordinary shares were exercised for net proceeds of approximately $128,000.  In connection with the exercise of the warrants, $640,000 was reclassified from redeemable warrants to additional paid-in capital.  Additional warrants to purchase 2,000,000 ordinary shares were exercised in September 2003 resulting in net proceeds of approximately $668,000. At September 30, 2003, warrants to purchase 19,657 ordinary shares are outstanding and exercisable.

In September 2003, new ordinary shares of 1,613,465 were purchased under the Fusion Capital securities subscription agreement resulting in net proceeds of approximately $800,000.

Note 9.  Restructuring

For the quarters ended March 31, 2003 and June 30, 2003 we restructured the organization resulting in restructuring charges of $326,000 and $173,000, respectively, for employee termination benefits.  Restructuring charges paid in the first and second quarter were $117,000 and $167,000, respectively.  In the quarter ended September 30, 2003, we paid a total of $99,000 and reversed $19,000.  The remaining amount of the restructuring, $97,000, will be paid by the end of fiscal year 2003.

Note 10. Subsequent events

On November 14, 2003, new ordinary shares of 1,766,667 were purchased under the Fusion Capital securities subscription agreement at a purchase price of $0.75 (which quantity and price the parties agreed to under a modification of the Agreement) resulting in proceeds of approximately $1,200,000, net of issuance costs.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included in Part I - Item 1 of this Form 10-Q and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Insignia’s Form 10-K for the year ended December 31, 2002 (the “Form 10-K”).

Future operating results

This Form 10-Q contains forward-looking statements.  These forward-looking statements concern matters which include, but are not limited to, the revenue model and market for the Secure System Provisioning (“SSP”) product line, the features, benefits and advantages of the SSP platforms, international operations and sales, gross margins, spending levels, the availability of licenses to third-party proprietary rights, business and sales strategies, matters relating to proprietary rights, competition, exchange rate fluctuations and Insignia’s liquidity and capital needs.  These and other statements regarding matters that are not historical are forward-looking statements.  These matters involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  In addition to the factors discussed above, among other factors that could cause actual results to differ materially are the following: the demand for the SSP platform; the performance and functionality of SSP technology; Insignia’s ability to deliver products on time, and market acceptance of new products or upgrades of existing products; the timing of, or delay in, large customer orders; continued availability of technology and intellectual property license rights; product life cycles; quality control of products sold; competitive conditions in the industry; economic conditions generally or in various geographic areas; and the risks listed from time to time in the reports that Insignia files with the U.S. Securities and Exchange Commission.  Factors that could cause or contribute to such differences in results and outcomes include without limitation those discussed below as well as those discussed elsewhere in this Report.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  Insignia assumes no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Insignia continues to face significant risks associated with the successful execution of its business strategy.  These significant risks include, but are not limited to continued technology and product development, introduction and market acceptance of new products, changes in the marketplace, liquidity, competition from existing and new competitors that may enter the marketplace, impairment of prepaid royalties and retention of key personnel.

In addition, Insignia also faces significant risks associated with the development and future deployment of its SSP products and the successful execution of the related business strategy. During 2001, Insignia began development of a range of SSP products for the mobile handset and wireless carrier industry.  These SSP products build on Insignia’s position as a Virtual Machine (“VM”) supplier for manufacturers of mobile devices and are designed to allow wireless carriers to execute over the air repair services and build valuable incremental services.  With the sale of the Jeode product line to esmertec, Insignia’s sole product line consists of the SSP products. The SSP product is currently in lab and market trials and is expected to be available for shipment to customers in the last quarter of 2003.  Insignia has limited history with sales initiatives for new products. Additionally, the sales cycle for the SSP products is expected to take longer than the six to nine months sales cycle typically experienced with the Jeode product.

Insignia has experienced operating losses in each quarter since the second quarter of 1996.  To achieve profitability, Insignia will have to increase its revenue.  With the sale of the Jeode product line, Insignia’s ability to increase revenues depends upon the success of its SSP product line.  SSP is not expected to be available until the last quarter of 2003, and it may not achieve widespread market acceptance.  If Insignia is unable to generate revenues from SSP in the form of development license fees, maintenance and support fees, commercial use royalties and nonrecurring engineering activities, Insignia’s current revenue levels will be insufficient to sustain its business.

Insignia has undertaken measures to reduce operating expenses and redesign its commercial efforts to adapt to new developments. Based upon Insignia’s current forecasts and estimates, Insignia’s current cash and cash equivalents, together with cash generated from on-going operations and other liquid sources of cash (including the cash from the sale of the Java Virtual Machine (“JVM”) assets) available to Insignia, may not be sufficient to meet its anticipated cash needs for working capital and capital expenditures through calendar 2004.  In particular, Insignia will need to further reduce the level of operating expenses in the event that revenue is lower than expected.  In addition, if Insignia is unable to maintain the reduction of operating expenses or increase revenue, if unplanned cash payments or expenses arise, or if Insignia is unable to obtain access to additional capital, it may not have sufficient resources to fund continuing operations through calendar year 2004.  In addition, based on its current forecasts and estimates, Insignia anticipates that, in any event, it will require additional financing in calendar year 2004.

To the extent that Insignia requires additional financing, there can be no assurances that Insignia will be able to obtain such funding when it is needed on acceptable terms, or at all.  The failure to raise such additional funds on a timely basis and on sufficiently favorable terms would have a material adverse effect on Insignia’s business, operating results and financial condition. Insignia’s liquidity also may be adversely affected in the future by factors such as higher interest rates, inability to borrow without collateral, limited availability of capital financing and continued operating losses.

The size of Insignia’s accumulated deficit, its losses and its ongoing need for capital in order to continue its operations raises substantial doubt as to Insignia’s ability to continue operations during 2004.  Failure to reduce expenses and/or obtain additional financing will result in a material adverse effect on its ability to meet its business objectives and continue as a going concern.  The report of the Company’s independent accountants included in Insignia’s Annual Report on Form 10-K filed on April 15, 2003 includes an explanatory paragraph as to the uncertainty that the Company will continue as a going concern.

The following table sets forth the unaudited condensed consolidated results of operations as a percentage of total revenues for the three and nine month periods ended September 30, 2003 and 2002.

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Net revenues:
License	100.0%	72.7%	67.8%	81.7%
Service	0.0%	27.3%	32.2%	18.3%

Total net revenues	100.0%	100.0%	100.0%	100.0%

Cost of net revenues:
License	34.8%	12.2%	38.1%	28.7%
Service	—	9.9%	9.0%	8.5%

Total cost of net revenues	34.8%	22.1%	47.1%	37.2%

Gross profit	65.2%	77.9%	52.9%	62.8%

Operating expenses:
Sales and marketing	210.5%	124.6%	229.1%	69.4%
Research and development	333.3%	165.6%	464.7%	66.0%
General and administrative	330.9%	65.7%	378.4%	39.9%
Restructuring	(9.5)%	21.0%	82.8%	3.3%

Total operating expenses	865.2%	376.9%	1155.0%	178.6%

Operating loss	(800.0)%	(299.0)%	(1102.1)%	(115.8)%

Interest income (expense), net	(7.0)%	1.7%	(4.6)%	1.0%
Other income (expense), net	(61.7)%	0.2%	589.3%	1.6%

Loss before income taxes	(868.7)%	(297.1)%	(517.4)%	(113.2)%

Benefit from income taxes	(44.8)%	(13.0)%	(72.2)%	(30.5)%

Net loss	(823.9)%	(284.1)%	(445.2)%	(82.7)%

Overview

We commenced operations in 1986, and currently develop, market and support software technologies that enable mobile operators and phone manufacturers to update the firmware of mobile devices using standard over-the-air data networks.  Before 2003, our principal product line was the Jeode™ platform, based on our Embedded Virtual Machine (“EVM”™) technology.  The Jeode platform was our implementation of Sun Microsystems, Inc.’s (“Sun”) Java®

technology tailored for smart devices.  The product became available for sale in March 1999 and had been our principal product line since the third quarter of 1999.  The Jeode product line was sold in April 2003.

During 2001, we began development of a range of products (“Secure System Provisioning” or “SSP” products) for the mobile phone and wireless operator industry.  These SSP products build on our position as a Virtual Machine (“VM”) supplier for manufacturers of mobile devices and allow wireless operators and phone manufacturers to reduce customer care and software recall costs as well as increase subscriber revenue by deploying new mobile services based dynamically provisional capabilities.  With the sale of our JVM product line in April 2003, our sole product line consists of our SSP product.  The SSP product is currently in lab and market trials and is expected to be available for shipment to customers in the last quarter of 2003. We have limited history with sales initiatives for new products.  Additionally, the sales cycle for the SSP products is expected to take longer than the typical six to nine months to complete as seen with previous Insignia products.

Our operations outside of the United States are primarily in the United Kingdom, where the majority of our research and development operations and our European sales activities are located.  We distributed our Jeode platform through OEM’s.  Our revenues from customers outside the United States are derived primarily from Europe and Asia and are generally affected by the same factors as our revenues from customers in the United States.  The operating expenses of our operations outside the United States are mostly incurred in Europe and relate to our research and development and European sales activities.  Such expenses consist primarily of ongoing fixed costs and consequently do not fluctuate in direct proportion to revenues.  Our revenues and expenses outside the United States can fluctuate from period to period based on movements in currency exchange rates.  Historically, movements in currency exchange rates have not had a material effect on our revenues.

We operate with the U.S. dollar as our functional currency, with a majority of revenues and operating expenses denominated in U.S. dollars.  Pound sterling exchange rate fluctuations against the dollar can cause U.K. expenses, which are translated into dollars for financial statement reporting purposes, to vary from period-to-period.

Sale of Java Virtual Machine assets

On February 7, 2003, we entered into a $1 million loan agreement with esmertec AG (“esmertec”).  The loan was made in two installments of $500,000 each on February 13, 2003 and February 26, 2003.  The rate of interest on each loan is at prime plus two percent.  Accrued interest is due on the last day of each month.  The accrued interest as of September 30, 2003, was $23,402.  The principal and any outstanding accrued interest is due on or before February 3, 2004.  At September 30, 2003, the principal amount outstanding on this loan was $1 million.

On March 5, 2003, we entered into several other agreements (the “Agreements”) with esmertec including a definitive agreement to sell certain assets relating to our Java Virtual Machine (“JVM”) product line in exchange for $3.5 million payable in installments.  Payments under the agreement would be $800,000 on April 18, 2003, $800,000 on July 23, 2003, $800,000 on October 15, 2003, $800,000 on January 15, 2004 and $300,000 on April 15, 2004.  As of September 30, 2003, esmertec has paid $1,600,000 under this agreement. The assets primarily included the fixed assets, customer agreements and employees related to the JVM product line. The transaction closed on April 23, 2003.  Under the terms of the Agreements, esmertec became the exclusive master distributor of the JVM technology in exchange for $3.4 million in minimum guaranteed royalties through June 30, 2004 at which time, the JVM technology rights will transfer to esmertec.  Minimum payments under the license are as follows:

DUE DATE	PAYMENT
April 30, 2003	$250,000
May 15, 2003	$200,000
July 15, 2003	$200,000
July 31, 2003	$250,000
August 15, 2003	$200,000
October 15, 2003	$200,000
October 31, 2003	$250,000
November 15, 2003	$200,000
January 15, 2004	$200,000
January 31, 2004	$250,000
February 15, 2004	$200,000
April 15, 2004	$200,000
May 15, 2004	$200,000
July 15, 2004	$200,000
August 15, 2004	$200,000
October 15, 2004	$200,000

Total	$3,400,000

As of September 30, 2003, the minimum payments due under this agreement have been paid in a timely manner.

In addition, we can earn up to an additional $4.0 million over the next three years based on a percentage of esmertec’s future sales of the JVM product.  Additionally, the parties have entered into a cooperative agreement to promote Insignia’s SSP software product to esmertec’s mobile platform customers.  The Agreements provide for esmertec to manage the existing Insignia JVM customer relationships and license the Insignia and esmertec technologies to sell them to the then combined customer base and business partners.  Under the Agreements, esmertec will assume the entire JVM product line through a final asset purchase in June 2004.

As part of the sale of our JVM product line, we transferred 42 employees to esmertec, of which 31 were development engineers.  In addition, as part of the sale, esmertec entered into an agreement with our U.K. building landlord to assume the lease on one of the two buildings leased by Insignia.

Revenues

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(in thousands)
License revenue	$201	$736	$393	$5,271
Service revenue	—	277	187	1,178
Total net revenue	$201	$1,013	$580	$6,449

The Jeode product line was our primary business for the third quarter of 2003 and 2002.  Revenue from the Jeode product line is derived from four main sources: the sale of a development license, the sale of annual maintenance and support contracts/services, prepaid royalties and commercial use royalties based on shipments of products that include Jeode technology, and customer-funded engineering activities.

Revenue in the third quarter of 2003 was earned from the revenue share program from the sale of the JVM product line. In the nine months ended September 30, 2003, total revenues decreased by 91% compared to total revenues for the first nine months of 2002. The decrease was primarily due to the decreased license revenues and sale of the Jeode product line.  The Jeode platform accounted for 96% of total revenue for the nine months ended September 30, 2003. The Jeode platform accounted for 100% of the total revenue for the three and nine months ended September 30, 2002.   Future revenue from Jeode will be earned as a percentage of the revenue share program from the sale of the JVM product line.  We expect to generate revenue from the SSP product in the last quarter of 2003.

License revenue accounted for 100% of total revenues for the three months ended September 30, 2003.  License revenue and service revenue accounted for 73% and 27%, respectively, of total revenues for the three months ended September 30, 2002. For the nine months ended September 30, 2003, license revenue and service revenue accounted for 68% and 32%, respectively, of total revenues.    For the nine months ended September 30, 2002, license revenue and service revenue accounted for 82% and 18%, respectively, of total revenues.

Sales to distributors and OEM’s representing more than 10% of total revenue in each period accounted for the following percentages of total revenue.

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Distributors:
Phoenix Technologies	—%	17%	*	65%

All Distributors:	—%	32%	—%	74%

OEM’s:
Hewlett-Packard/Compaq	—%	32%	—%	7%
Hughes Network Systems	—%	15%	—%	2%

All OEM’s:	—%	67%	—%	26%

* Less than 10%

Sales to customers outside the United States, derived mainly from customers in Europe and Asia, represented approximately 100% and 42% of total revenues in the three and nine months ended September 30, 2003, respectively, and 13% and 6% of total revenues in the three and nine months ended September 30, 2002, respectively. We marketed Jeode to customers in the United States, Europe and Japan.

Cost of revenues and gross margin

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(in thousands, except percentages)
Cost of license revenue	$70	$124	$221	$1,852
Gross margin: license revenue	65%	83%	44%	65%

Cost of service revenue	—	100	52	549
Gross margin: service revenue	—	64%	72%	53%

Total cost of revenues	$70	$224	$273	$2,401
Gross margins: total revenues	65%	78%	53%	63%

Cost of license revenue is mainly comprised of royalties to third parties.  Cost of service revenue includes costs associated with nonrecurring engineering activities and end-user support under maintenance contracts.

We believe that the significant factors affecting the Jeode platform gross margin include pricing of the development license, pricing of the unit usage and royalties to third parties such as Sun Microsystems, Inc. (“Sun”).  In early 1999, we signed a five-year agreement with Sun under which Sun established us as an authorized Virtual Machine provider.  Under this agreement, we are required to pay Sun a per unit royalty on each Jeode platform-enabled smart device shipped by our customers, plus a royalty on all development licenses put in place between our customers and us.  In the third quarter of 2001, we amended our license agreement with Sun.  The amendment expanded the scope of the licensed technology, changed the royalty rate, limited the royalty obligations to only per units licensed, established required prepaid royalties and extended the expiration date of the contract from March 2004 to June 2004.  License revenue gross margins in the quarter ended September 30, 2003 were 65%, compared to 83% for the same period in 2002.  For the nine months ended September 30, 2003, license revenue gross margins were 44% compared to 65% for the same period in 2002.    The decrease in license revenue gross margins reflected the impact of transferring the March through June 2003 JVM revenue while the cost per unit did not change and resulted in lower gross margins.

Gross margin for service revenue is impacted by the level of and pricing terms of customer funded engineering activities, which can vary from customer to customer, from contract to contract and based on the level of maintenance contracts sold.  Gross margin for service revenue decreased in the third quarter of 2003 to 0% from 64% in the same period of 2002.  The decrease is due to the transfer of the contracts in the sale of the JVM product line.  For the nine months ended September 30, 2003, service revenue gross margins were 72% compared to 53% for the same period in 2002.  The higher margin was due to more favorable labor costs on fixed price engineering consulting contracts.

Operating expenses

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(in thousands, except percentages)
Sales and marketing	$423	$1,262	$1,329	$4,475
Percentage of total revenues	210%	125%	229%	69%

Research and development	$670	$1,677	$2,695	$4,258
Percentage of total revenues	333%	166%	465%	66%

General and administrative	$665	$666	$2,195	$2,571
Percentage of total revenues	331%	66%	378%	40%

Sales and marketing expenses consist primarily of personnel and related overhead costs, salesperson commissions, advertising and promotional expenses and trade shows.  Sales and marketing expenses decreased by 66% in the quarter ended September 30, 2003 from the quarter ended September 30, 2002. The decrease in expenditures was primarily due to a $637,000 decrease in personnel costs, a $58,000 decrease in travel costs and a $121,000 decrease in allocated overhead costs relating to facilities and management information systems expenses.  In addition, there was also a  $58,000 decrease in expenses relating to discretionary marketing and a $63,000 decrease in telephone and miscellaneous other expenses.  These decreases were offset, in part, from an increase of $70,000 of expenses in the French sales office and a $28,000 increase in professional services expenses. Sales and marketing expenses decreased by 70% for the nine months ended September 30, 2003 from the same period of 2002.  The decrease was primarily due to a $2.02 million reduction in personnel and personnel related costs.  In addition, there was a decrease in travel expenditures of $269,000, a $417,000 decrease in discretionary marketing, a $130,000 decrease in other expenses, a $59,000 decrease in telecommunications expenditures and related overhead costs also decreased by $331,000.  Insignia anticipates a moderate increase in sales and marketing expenses in the next few quarters as Insignia continues to expand its marketing and sales efforts for its SSP product line. Insignia has established a direct sales force in the United States and Europe and we have also developed relationships with strategic partners to sell into the Asian market.

Research and development expenses consist primarily of personnel costs, overhead costs relating to occupancy and equipment depreciation.  Research and development expenses decreased by 60% in the three months ended September 30, 2003 compared to the same period in 2002. The decrease was primarily due to a decrease in personnel costs of $708,000 resulting from reduced head count.  There was also $112,000 decrease in base software expenditures and overhead allocated expenses decreased by $148,000.  In addition, engineering consulting fees decreased by $40,000 in the quarter ended September 30, 2003 over the same quarterly period of 2002. Research and development expenses decreased by 37% for the nine months ended September 30, 2003 compared to the same period in 2002.  Approximately $1.5 million of the decrease was due to reductions in personnel related expenses.  There were additional reductions consisting of a $64,000 decrease in travel costs. In addition, software support and maintenance costs decreased by $124,000 and other expenditures, which consist largely of engineering consulting fees, decreased by $56,000. Related overhead costs increased by $138,000. Research and development expenses are expected to increase moderately in the near term as Insignia further enhances its Secure System Provisioning technology.  In accordance with Statement of Financial Accounting Standards No. 86, software development costs are expensed as incurred until technological feasibility is established, after which any additional costs are capitalized. In 2003 and 2002, no development expenditures were capitalized, as there were no amounts that qualified for capitalization.

General and administrative expenses consist primarily of personnel and related overhead costs for finance, legal, information systems, human resources and general management. General and administrative expenses did not decrease significantly, in total, in the three months ended September 30, 2003 over the same period of 2002.  Personnel related expenses decreased by $188,000 due to reduced head count.  Other expenses which largely include adjustments to bad debt expense decreased by $144,000.  Other significant decreases in expenditures for the quarter ended September 30, 2003 included reduced facilities costs of $80,000 as well as reduced insurance expenditures of $40,000. Telephone and travel expenditures decreased by $30,000 in total.  These expenditures were offset by increases in professional fees of $125,000 and a $357,000 change in allocated overhead amounts relating to facilities costs and expenses associated with management information systems.  General and administrative expenses decreased by 15% for the nine months ended September 30, 2003 over the same period of 2002.  The decrease primarily reflected a decrease of $667,000 in salary and personnel related costs.  Other general and administrative expenses decreased $347,000.  Facilities related expenditures decreased by $168,000, and insurance expenditures decreased by $97,000.  Travel expenditures also decreased by approximately $67,000. These decreases were in a large part offset by a $762,000 change in allocated costs for facilities and management information system expenses.  General and administrative expenses are expected to remain flat in the near term.

Restructuring
	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(in thousands, except percentages)

Restructuring	$(19)	$213	$480	$213
Percentage of total revenues	(9)%	21%	83%	3%

On February 11, 2003, we announced a restructuring of the organization to focus on the SSP technology.  For the quarter ended March 31, 2003 and June 30, 2003, we restructured the organization resulting in restructuring charges of $326,000 and $173,0000 respectively for employee termination benefits.  Restructuring charges paid in the first and second quarters were $117,000 and $167,000 respectively.  In the quarter ended September 30, 2003, we paid a total of $99,000 and reversed $19,000.  The remaining amount of the restructuring, $97,000, will be paid by the end of Insignia’s fiscal year 2003. Restructuring expenses represented 83% of total revenues for the nine months ended September 30, 2003.  The restructuring in the past three quarters ended June 30, 2003, in addition to the transfer of employees from the sale of the JVM product line, resulted in a worldwide reduction of headcount of approximately 70% of our staff (63 people).

Interest income (expense), net

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(in thousands, except percentages)
Interest income (expense), net	$(14)	$17	$(27)	$65
Percentage of total revenues	(7)%	2%	(5)%	1%

Net interest income decreased from income of $17,000 in the three months ended September 30, 2002 to expense of $14,000 in the three months ended September 30, 2003.  Net interest income decreased from income of $65,000 in the nine months ended September 30, 2002 to expense of  $27,000 in the nine months ended September 30, 2003.  The change from interest income to interest expense in the three and nine months ended September 30, 2003 was primarily due to a combination of lower interest rates on lower cash and cash equivalent balances and interest expense on a loan received in February 2003. Interest expense is expected to continue to increase in 2003 and offset interest income.

Other income, net

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(in thousands, except percentages)
Other income, net	$(124)	$2	$3,418	$103
Percentage of total revenues	(62)%	—	589%	2%

In the three months ended September 30, 2003, Insignia realized a foreign exchange loss of $12,000 compared to a gain of $2,000 in the three months ended September 30, 2002.  The balance of other income, $112,000 is comprised of broker fee expense totaling $82,000 pertaining to the payments received on the sale of the JVM product line, $35,000 for the transfer of JVM paid customer accounts and $5,000 miscellaneous other income recognized on the sale of the Jeode product line.  In the nine months ended September 30, 2003, Insignia realized a foreign exchange gain of $28,000 compared to a gain of $103,000 in the nine months ended

September 30, 2002.  The balance of other income is the gain recognized on the sale of the Jeode product line.

For the nine months ended September 30, 2003 approximately 93% of our total revenues and over 46% of our operating expenses are denominated in U. S. dollars.  Most of our remaining revenues and expenses are British pound sterling denominated and consequently we are exposed to fluctuations in British pound sterling exchange rates.  There can be no assurance that such fluctuations will not have a material effect on our results of operations in the future.  We did not enter into any currency option hedge contracts in 2002 or the nine months ended September 30, 2003.

We have, at times, an investment portfolio of fixed income securities that are classified as “available for sale securities.”  These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if market interest rates increase.  We attempt to limit this exposure by investing primarily in short-term securities.

Benefit from income taxes

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(in thousands)
Benefit from income taxes	$(90)	$(132)	$(419)	$(1,964)
Effective income tax rate	—	—	—	—

Our benefit from income taxes for the three and nine months ended September 30, 2003 primarily represented a refund received from the United Kingdom for research and development claims and an accrual for the current year.  We have recorded a full valuation allowance against all deferred tax assets, primarily comprised of net operating losses, on the basis that significant uncertainty exists with respect to their realization.

Effective 2002 and retroactive to 2000, research and development expenditures incurred in the United Kingdom qualified for a tax credit.  The tax credit does not offset tax liability but rather is a refund.  The estimated refund for 2002 recorded as a receivable on the December 31, 2002 balance sheet was $702,000. The actual refund received in June 2003 was $873,000.

Liquidity and capital resources

	September 30, 2003	September 30, 2002
	(in thousands)
Cash, cash equivalents and restricted cash	$1,491	$3,612
Working capital	2,953	6,293
Net cash used in operating activities for the nine months ended	(3,533)	(5,827)

We have transitioned our product focus from the Jeode product line to our SSP product line.  This change in product focus has resulted in a redirection of available resources from Insignia’s historical revenue base towards the development and marketing efforts associated with the SSP product. Cash used in operating activities in the third quarter of 2003 totaled $1.3 million compared to $3.5 million for the same period in 2002.  For the nine months ended September 30, 2003 and 2002, cash used in operating activities totaled $3.5 million and $5.8 million, respectively.  For the three months ended September 30, 2003, cash used in operating activities resulted primarily from a net loss of $1.7 million, a decrease of accounts payable of $147,000, a decrease of accrued severance of $118,000, an increase of other current assets of $166,000 and an increase of tax receivable of $94,000.  Offsetting these were a decrease of accounts receivable of $87,000, a decrease of prepaid royalties of $71,000, a decrease of prepaid expenses of $168,000, an increase of accrued liabilities of $103,000 and an increase of deferred revenue of $425,000.

Cash provided by investing activities for the three months ended September 30, 2003 was $753,000 which consisted primarily of net proceeds from the sale of the JVM product line of $800,000.  Offsetting these were purchases of property  and equipment for $47,000.

Cash provided by financing activities for the three months ended September 30, 2003 consisted primarily of net proceeds from the issuance of shares of $800,000 and net proceeds from the exercise of warrants of  $796,000.

Our cash, cash equivalents and restricted cash were $1.5 million at September 30, 2003, a decrease of $2.1 million from $3.6 million at September 30, 2002.  At September 30, we had working capital of $2.95 million. At September 30, 2002, we had working capital of $6.3 million.  The principal source of working capital came from the sale of the JVM product line, issuance of shares and exercise of warrants.  Capital additions totaled $47,000 and $64,000 for the three months ending September 30, 2003 and 2002, respectively. We have no material commitments for capital expenditures or strategic investments. Our commitments for expenditures consist of building leases in the U.K. and U.S. and a debt payment due in February 2004.  We expect that the decrease in accounts receivables, decreased revenues for the three months ended September 30, 2003 and other factors will substantially decrease our future cash flows for the next several quarters.

As of September 30, 2003, we had the following contractual cash obligations (including operating lease obligations that were restructured pursuant to the sale of the JVM product line) (in thousands):

	Operating leases	Debt (1)	Total
Year ending December 31,
2003 (October 1, 2003 through December 31, 2003)	$88	$—	$88
2004	296	1,000	1,296
2005	282	—	282
2006	193	—	193
2007	165	—	165
Thereafter	927	—	927
	$1,951	$1,000	$2,951

(1) Excludes interest

As of September 30, 2003, three customers accounted for 90% of the gross receivable.

In June 2001, Insignia and Sun Microsystems, Inc. (“Sun”) entered into an addendum (the “Addendum”) to the Distribution Agreement relating to distribution of products to an Insignia customer. In September 2001, the two companies entered into Amendment No. 3 (the “Amendment”) to the Technology License and Distribution Agreement (the “Distribution Agreement”).  The Amendment and the Addendum each required us to make non-refundable royalty prepayments to Sun.  A total of $7.0 million prepaid royalties were paid to Sun under the Distribution Agreement through the second quarter of 2002.  There are no additional required royalty prepayments due to Sun under this agreement.  The prepaid royalties carried on the balance sheet, under the terms of the agreement between Sun and Insignia, require us to use these prepaid licenses before June 30, 2004.  We continually evaluate recoverability of these prepaid royalties and, if necessary, will charge to cost of sales any amount that we deem unlikely to be recoverable in the future.  We have performed an assessment of whether there was an indication that the prepaid royalties of $2.2 million are impaired as of September 30, 2003.   Our estimation of utilization, based on past revenue history and future revenue estimates using current average per unit selling price ranges, indicates that there could be unused prepaid royalties at the expiration of the license and distribution agreement.  However, we believe that should unused prepaid royalties become predictable in the future, we could reduce the selling price in order to utilize the remaining prepaid balance. This price reduction would result in lower gross margins.  We will continue to assess this potential impairment on a quarterly basis.  The deterioration of the business climate and lower than expected product sales could potentially impact this assessment and require an impairment charge in a future quarter.

On March 28, 2002, our U.S. subsidiary, Insignia Solutions, Inc. (“Insignia U.S.”) entered into an accounts receivable financing agreement with Silicon Valley Bank.  The financing agreement allowed Insignia U.S. to borrow an amount up to 80% of eligible receivables not to exceed $1,200,000, with interest at the bank’s prime rate plus two percentage points.  The agreement was canceled on February 12, 2003, and the UCC filing liens on the assets of Insignia U.S. were terminated.  No funds were ever borrowed under this credit facility.

We have granted extended payment terms from time to time and, depending on various factors, including the length of the extended payment period and the creditworthiness of the customer.  We report these future payments as accounts receivable and either recognized revenue or deferred revenue.  Deferred revenue increased $425,000 for the three months ended September 30, 2003 due to an additional $400,000 from the master distributor agreement and $250,000 from the guaranteed revenue share. Offsetting these increases, were deductions for reported usage.

Insignia, as permitted under Delaware law and in accordance with our Bylaws, indemnifies our officers and directors for certain events or occurrences, subject to certain limits, while the officer is or was serving at our request in such capacity.  The term of the indemnification period is for the officer’s or director’s lifetime.  The maximum amount of potential future indemnification is unlimited; however we do have a Director and Officer Insurance Policy that limits our exposure and enables us to recover a portion of any future amounts paid.  As a result of the insurance policy coverage we believe the fair value of these indemnification agreements is minimal.

In our sales agreements, we typically agree to indemnify our customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties.  The terms of these indemnification agreements are generally perpetual any time after execution of the agreement.  The maximum amount of potential future indemnification is unlimited.  We have not paid any amounts to settle claims or defend lawsuits.

Insignia, on a limited basis, has granted price protection.  The terms of these agreements are generally perpetual.  We have not recorded any liabilities for these potential future payments either because they are not probable or we have has yet to incur the expense.

Insignia warrants its software products against defects in material and workmanship under normal use and service for a period of ninety days.  There is no warranty accrual recorded because potential future payments either are not probable or we have yet to incur the expense.

On October 17, 2002, we entered into a securities subscription agreement (“Agreement”) with Fusion Capital Fund II, LLC (“Fusion Capital”), pursuant to which Fusion Capital agreed to purchase, on each trading day following the effectiveness of a registration statement covering the ADSs, to be purchased by Fusion Capital, $10,000 of our ADSs up to an aggregate of $6.0 million over a period of 30 months.  The purchase price of the ADSs will be equal to a price based upon the future market price of the shares without any fixed discount to the market price.  In order to be in compliance with Nasdaq rules, we could not sell our ordinary shares to Fusion Capital at a price below $0.38, which represents the greater of the book value per share of our ordinary shares as of September 30, 2002 or the closing sale price per share of our ADSs on October 16, 2002.  If we elect to sell our shares to Fusion Capital at a price per share below $0.38, we first would be required to obtain shareholder approval in order to be in compliance with applicable Nasdaq rules.  Under the laws of England and Wales, we are not permitted to sell our ADSs at a purchase price that is less than the nominal value of our ordinary shares.  Currently, the nominal value per ordinary share is £0.20.  For the quarter ended September 30, 2003, we elected to sell Fusion 1,613,465 ADSs resulting in net proceeds of $800,000.

Under the terms of the Agreement, we issued to Fusion Capital one redeemable warrant for ADSs representing 1,000,000 ordinary shares, and one non-redeemable warrant for ADSs representing 1,000,000 ordinary shares.  The redeemable warrant may be redeemed by Insignia at any time on or before June 30, 2003 for an aggregate redemption price of $200,000.  Insignia did not redeem the warrant and the time has lapsed.  The exercise price per ordinary share of each warrant is the U.S. dollar equivalent of 20.5 pence.  Each warrant expires on September 30, 2007 and are partially exercisable.  As of December 31, 2002, the estimated value of the warrants, using the Black-Scholes model, was $544,000.  Unless an event of default occurs under the Agreement, the shares issuable upon exercise of these warrants must be held by Fusion Capital until 30 months from the date of the Agreement or the date the Agreement is terminated.  For the quarter ended September 30, 2003, Fusion exercised both the redeemable and non-redeemable warrants.  We issued 2,000,000 ADSs for a total of $668,000, net of issuance costs.  The Agreement and the forms of the Registration Rights Agreement, the Redeemable Warrant

and the Non-Redeemable Warrant between Insignia and Fusion Capital are filed as Exhibits to the 8-K dated October 22, 2002.

Based upon our current forecasts and estimates, our current cash and cash equivalents, together with cash generated from on-going operations and other liquid sources of cash (including the securities subscription and cash generated from the sale of the JVM product line to esmertec) may not be sufficient to meet our anticipated cash needs for working capital and capital expenditures.  If cash currently available from all sources is insufficient to satisfy our liquidity requirements, we may seek additional sources of financing including selling additional equity or obtaining convertible debt securities.  If additional funds are raised through the issuance of equity or debt securities, these securities could have rights, preferences and privileges senior to holders of our shares, and the terms of such securities could impose restrictions on our operations.  The sale of additional equity or convertible debt securities could result in additional dilution to our shareholders.  We may not be able to obtain additional financing on acceptable terms, if at all.  If we are unable to obtain additional financing as and when needed and on acceptable terms, we may be required to reduce the scope of our planned sales, marketing and product development efforts, which could jeopardize our business.  The size of our accumulated deficit, our losses and our ongoing need for capital in order to continue our operations raises substantial doubt as to our ability to continue operations.  Failure to reduce expenses and/or obtain additional financing will result in a material adverse effect on our ability to meet our business objectives and continue as a going concern.  The report of our independent accountants on our financial statements included in our annual report on Form 10-K includes an explanatory paragraph as to the uncertainty that we will continue as a going concern.

Risk Factors

In addition to the other information in this report, the following factors should be considered carefully in evaluating our business and prospects:

We need additional financing to sustain our operations.

We had a working capital of $3.0 million at September 30, 2003, and our cash, cash equivalents, and restricted cash totaled $1.49 million at September 30, 2003.  We had an operating cash flow deficit of $3.5 million and $5.8 million for the nine months ended September 30, 2003 and 2002, respectively.  The sale of our JVM product line to esmertec is expected to provide cash of $4,150,000 in 2003.  Because our current financial resources are not expected to be sufficient to fund our operations or those of our subsidiaries, we need additional funds to continue these operations.  There is no assurance that additional financing will be available to us on terms that are acceptable, or at all.  These circumstances raise substantial doubt about our ability to continue as a going concern.  The report of our independent accountants included on our consolidated financial statements on Form 10-K filed on April 15, 2003 includes an explanation paragraph as to the uncertainty that we will continue as a going concern.

We only have the right to receive $10,000 per trading day, up to an aggregate of $6 million over a period of 30 months under the agreement with Fusion Capital unless our stock price equals or exceeds $1.00, in which case the daily amount may be increased, at the option of Insignia, as the price of our shares increases.  Fusion Capital will not have the right nor be obligated to purchase any of our shares on any trading days that the market price of our shares is less than $0.15 per share.  Since we intend to initially register 10,000,000 shares for sale by Fusion Capital (in addition to 2,000,000 shares exercisable pursuant to warrants held by Insignia), the selling price of our shares to Fusion Capital will have to average at least $0.60 per share for us to receive the maximum proceeds of $6 million without registering additional shares.    As of September 30, 2003, new ordinary shares of 1,613,465 were purchased under the Fusion Capital securities subscription agreement for a total of $800,000, net of issuance costs.  In addition, Fusion Capital has exercised their 2,000,000 warrants for $668,000, net of  issuance costs.

In order to be in compliance with Nasdaq rules, we could not sell our ordinary shares to Fusion Capital at a price below $0.38, which represents the greater of the book value per share of our ordinary shares as of September 30, 2002 or the closing sale price per share of our ADSs on October 16, 2002. As of September 30, 2003, the closing market price of our shares was $1.18 per share. If we elect to sell our shares to Fusion Capital at a price per share below $0.38, we first would be required to obtain shareholder approval in order to be in compliance with the Nasdaq rules.  Under the laws of England and Wales, we are not permitted to sell our ADSs at a purchase price that is less than the nominal value of our ordinary shares.  Currently, the nominal value per ordinary share is £0.20.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including our financial performance and ability to generate revenues, the prevailing market price of our shares and the extent to which we are able to secure working capital from other sources.  If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive, we may need to secure another source of funding in order to satisfy our working capital needs.  Even if we are able to access the full $6.0 million under the securities subscription agreement with Fusion Capital, we may still need additional capital to implement our business, operating and development plans.

Such additional financing may not be available on favorable terms, if at all.  Further, if we issue additional equity securities, security holders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of our ordinary shares.

If our stock price does not exceed $1.00 per share or if our shareholders’ equity does not increase, we could be delisted from Nasdaq.

During the twelve months ended November 3, 2003, the closing price of our shares ranged from a high of $1.30 to a low of $0.20.  Under the rules of the Nasdaq Stock Market, our stock price must remain above $1.00 per share for continued quotation of our shares on the Nasdaq National Market or the Nasdaq SmallCap Market.  We received a letter from Nasdaq notifying us that we were not in compliance with this requirement and that we would be provided 90 calendar days, or until December 11, 2002, to regain compliance.  In connection with this notification, we transferred the listing of our shares from the Nasdaq National Market to the Nasdaq SmallCap Market on January 9, 2003 to obtain additional time and flexibility to meet this requirement.  In addition, as of March 31, 2003, we had a negative total shareholders’ equity of $525,000.  In order to maintain our listing on the Nasdaq SmallCap Market, we are required to have total shareholders’ equity of at least $2.5 million.  As of September 30, 2003, our shareholders’ equity was $3.1 million.  To the extent our shareholders’ equity declines, our shares could be delisted from the Nasdaq SmallCap Market, which could adversely affect our ability to raise additional funds.

The sale of our shares to Fusion Capital may cause dilution, and the sale of the shares by Fusion Capital could cause the price of our shares to decline.

The purchase price for the shares to be issued to Fusion Capital pursuant to the securities subscription agreement with Fusion Capital will fluctuate based on the price of our shares.  All shares sold to Fusion Capital under the securities subscription agreement will be freely tradable.  Fusion Capital may sell none, some or all of the shares purchased from us at any time.  We expect that the shares to be sold to Fusion Capital will be sold over a period of up to 30 months from the effective date of the registration statement filed in connection with the transaction.

Depending upon market liquidity at the time, a sale of such shares at any given time could cause the trading price of our shares to decline.  The sale of a substantial number of shares, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may never achieve profitability if our SSP product line does not reach desired sales goals.

Our future performance depends upon sales of products within our SSP product line.  Revenues related to the Jeode product line, which was sold to esmertec in April 2003, accounted for 96% of our total revenue for the nine months ended September 30, 2003.  As a result, the SSP product line is our only product line and we expect to rely upon sales of the SSP product for our revenue in the future. The SSP product is currently in lab and market trials and is expected to be available for shipment to customers in the last quarter of 2003.  We have reduced our current expense levels, which will require total revenues of more than $1.5 million per quarter to achieve an operating profit.  SSP may not achieve or sustain market acceptance or provide the desired revenue levels.

The long and complex process of licensing our SSP product may make our revenue unpredictable.

Our revenue is dependent upon our ability to license SSP product to third parties. Licensing our SSP product is expected to be a long and complex process, which could take longer than the typical six to nine months. Before committing to license our products, potential customers must generally consider a wide range of issues including product benefits, infrastructure requirements, ability to work with existing systems, functionality and reliability. The process of entering into a development license with a company typically involves lengthy negotiations.  Because of the sales cycle, it is difficult for us to predict when, or if, a particular prospect might sign a license agreement.  Development license fees may be delayed or reduced because of this process.  The SSP product is currently in lab and market trials and will be available for shipment to customers in the last quarter of 2003.  We have limited history with sales initiatives for new products.

If products that integrate our SSP technology do not sell well, we will not receive royalty payments on our licenses.

Our success depends upon the use of our technology by our licensees in their smart devices.  Our licensees undertake a lengthy process of developing systems that use our technology.  Until a licensee has sales of its systems incorporating our technology, they will not create commercial use royalties to us.  We expect that the period of time between entering into a development license and actually recognizing commercial use royalties to be lengthy and difficult to predict.

If our license agreement with Sun Microsystems, Inc. is terminated or expires without renewal, we would not be able to market our Jeode product line through the Master Distribution License Agreement with esmertec.

In the first quarter of 1999, we signed a five-year Technology License and Distribution Agreement (“Distribution Agreement”) with Sun Microsystems, Inc. under which Sun established Insignia as a Sun authorized virtual machine provider.  The Distribution Agreement also grants us immediate access to the Java compatibility test suite and the Java technology source code.  The Distribution Agreement includes technology sharing and compatibility verification.  Under the Distribution Agreement, we are required to pay Sun a per unit royalty on each Jeode-enabled smart device shipped by our customers, plus a royalty on all development licenses between our customers and us.  In the third quarter of 2001, we amended our Distribution Agreement with Sun.  The Distribution Amendment expanded the scope of the licensed technology, changed the royalty rate, limited the royalty obligations to only per units licensed, established a prepaid royalty schedule and extended the expiration date of the contract from March 2004 to June 2004.  If the Distribution Agreement with Sun terminates or expires without renewal, we would not be able to market our Jeode product line through the Master Distribution License Agreement with esmertec.  Any disruption in our relationship with Sun would likely impair our royalty sales of Jeode from esmertec.  In addition, any termination of the Distribution Agreement with Sun would likely adversely impact our ability to receive amounts to be paid under our agreement with esmertec in connection with the sale of the JVM product line.

We also license software development tool products from other companies to distribute with some of our products.  These third parties may not be able to provide competitive products with adequate features and high quality on a timely basis or to provide sales and marketing cooperation.  Further, our products compete with products produced by some of our licensors. When these licenses terminate or expire, continued license rights might not be available to us on reasonable terms.  We might not be able to obtain similar products to substitute into our tool suites.  Through the date of this report, we have not experienced any major problems with our third-party licenses.

We have a history of losses and we must generate significantly greater revenue if we are to achieve profitability.

We have experienced operating losses in each quarter since the second quarter of 1996. To achieve profitability, we will have to increase our revenue significantly.  Our ability to increase revenues depends upon the success of our SSP product line.  SSP will be available for shipment to customers in the last quarter of 2003 and it may not achieve market acceptance. If we are unable to create revenues from SSP in the form of development license fees, maintenance and support fees, commercial use royalties and nonrecurring engineering services, our current revenues will be insufficient to sustain our business.

For the nine months ended September 30, 2002 and 2003 we spent 69% and 229%, respectively, of our total revenues on sales and marketing.  We expect to continue to incur disproportionately high sales and marketing expenses in the future.  To market SSP effectively, we must develop client and server channel markets.  We will continue to incur the expenses for a sales and marketing infrastructure before we recognize significant revenue from sales of the product.  Because customers in the smart device market tend to remain with the same vendor over time, we believe that we must devote significant resources to each potential sale.  If potential customers do not design our products into their systems, the resources we have devoted to the sales prospect would be lost.  If we fail to achieve and sustain significant increases in our quarterly sales, we may not be able to continue to increase our investment in these areas.  With increased expenses, we must significantly increase our revenues if we are to become profitable.

If our new products or product enhancements fail to achieve customer acceptance, or if we fail to manage product transitions, our business reputation will likely suffer and revenues may decline.

The market for mobile devices is fragmented and characterized by technological change, evolving industry standards and rapid changes in customer requirements.  Our existing products will become less competitive or obsolete if we fail to introduce new products or product enhancements that anticipate the features and functionality that customers demand.  The success of our new product introductions will depend on our ability to:

•                  accurately anticipate industry trends and changes in technology standards;

•                  complete and introduce new product designs and features in a timely manner;

•                  continue to enhance our existing product lines;

•                  respond promptly to customers’ requirements and preferences.

The introduction of new or enhanced products also requires that we manage the transition from older products to minimize disruption in customer ordering patterns.  We have had difficulty managing the transition from older products in the past.  For example, between 1995 and 1999, we transitioned from our SoftWindows product line to our NTRIGUE product line and began preparations for our Jeode product line.  During this same period our yearly revenues dropped from a high of $55.1 million in 1995 to a low of $6.8 million in 1999. The decrease in revenues was partly because we did not timely introduce new products which could compensate for the decreasing demand for our SoftWindows product line. Development delays are commonplace in the software industry.  We have experienced delays in the development of new products and the enhancement of existing products in the past and are likely to experience delays in the future.  We may not be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.

In addition, we also face significant risks associated with the development and future deployment of our SSP products and the successful execution of the related business strategy. With the sale of the JVM product line to esmertec, the SSP product is our sole product line.  During 2001, we began development of a range of SSP products for the mobile handset and wireless carrier industry.  These SSP products build on our position as a VM supplier for manufacturers of mobile devices and allow wireless carriers to build valuable Over-The-Air Repair and dynamic capability services.  The SSP product is currently in lab and market trials and is expected to be available for shipment to customers in the last quarter of 2003. We have limited history with sales initiatives for new products. Additionally, the sales cycle for the SSP products is expected to take longer than the typical six to nine month cycle of the Jeode product.

Our targeted market is highly competitive.

Our SSP product line is targeted for the mobile operator and mobile device market.  The market for these products is fragmented and highly competitive.  This market is also rapidly changing and there are many companies creating products that compete or will compete with ours. As the industry develops, we expect competition to increase in the future. This competition may come from existing competitors or other companies that we do not yet know about.  Our main competitors include Bitfone and DoOnGo. The Jeode product line is targeted at the emerging Java-based smart device marketplaces, which are rapidly changing and are characterized by an increasing number of new entrants whose products compete with the Jeode platform.

If these competitors develop products that are cheaper or provide better capabilities or functionality than our SSP product line, our market share will drop. Many of our current competitors and potential competitors have greater resources than we do, and we might not be able to compete successfully against these companies.  Competition could force us to reduce the prices of our products, which would result in reduced profit margins and could harm our ability to provide adequate service to our customers. Our pricing model for our software products is based on a derivative usage model with integration and support and maintenance fees, and may be subject to significant pricing pressures, including buy-out arrangements.  Also, the market may demand alternative pricing models in the future.  A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could also harm our competitive position.

Fluctuations in our quarterly results could cause the market price of our shares to decline.

Our quarterly operating results can vary significantly depending on a number of factors. These factors include:

•                  the volume and timing of orders received during the quarter;

•                  the mix of and changes in customers to whom our products are sold;

•                  the mix of product and service revenue received during the quarter;

•                  the mix of development license fees and commercial use royalties received;

•                  the timing and acceptance of new products and product enhancements by us or by our competitors;

•                  changes in product pricing;

•                  buyouts of commercial use licenses;

•                  product life cycles;

•                  the level of our sales of third-party products;

•                  variances in costs in fixed price contracts;

•                  purchasing patterns of customers;

•                  competitive conditions in the industry;

•                  foreign currency exchange rate fluctuations;

•                  business cycles and economic conditions that affect the markets for our products; and

•                  extraordinary events, such as litigation, and related charges.

All of these factors are difficult to forecast. Our future operating results may fluctuate due to these and other factors, including our ability to continue to develop innovative and competitive products. An increasing amount of our sales orders involve products and services that yield revenue over multiple quarters or upon completion of performance. If license agreements entered into during a quarter do not meet our revenue recognition criteria, even if we meet or exceed our forecast of aggregate licensing and other contracting activity, it is possible that our revenues would not meet expectations. Due to all of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be viewed as an indication of our future performance. In the past, we have experienced actual performance that did not meet financial market expectations. It is likely that, in some future quarters, our operating results will again be below the expectations of stock market analysts and investors.

International sales of our products, which we expect to comprise a significant portion of total revenues, expose us to the business and economic risks of international operations.

Sales from outside of the United States accounted for approximately 42% and 6% of our total revenue for the nine months ended September 30, 2003 and 2002, respectively, and are expected to increase with the SSP product.  We expect to market SSP to mobile operators and terminal manufacturers in Europe.  Economic conditions in Europe generally and fluctuations in the value of the euro against the U.S. dollar and British pound sterling could impair our revenues and results of operations. International operations are subject to a number of other risks. These risks include:

•                  foreign government regulation;

•                  reduced protection of intellectual property rights in some countries where we do business;

•                  longer receivable collection periods and greater difficulty in accounts receivable collection;

•                  unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions  and other barriers and restrictions;

•                  potentially adverse tax consequences;

•                  the burdens of complying with a variety of foreign laws and staffing and managing foreign operations;

•                  general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships; and

•                  possible recessionary environments in economies outside the United States.

Product defects can be expensive to fix and may cause us to lose customers.

Our software products, like all software products, may have undetected errors or compatibility problems.  This is particularly true when a product is first introduced or a new version is released.  Despite thorough testing, our products might be shipped with errors. If this were to happen, our products could be rejected by customers, or there might be costly delays in correcting the problems.  Our products are increasingly used in systems that interact directly with the general public, such as in transportation and medical systems.  In systems such as these, the failure of our product could cause substantial property damage or personal injury, which would expose us to product liability claims.  Our products are used for applications in business systems where the failure of our product could be linked to substantial economic loss.  Our agreements with our customers typically contain provisions designed to limit our exposure to potential product liability and other claims.  It is likely, however, that these provisions are not effective in all circumstances and in all jurisdictions.  We may not have adequate insurance against product liability risks and renewal of our insurance may not be available to us on commercially reasonable terms.  Further, our errors and omissions insurance may not be adequate to cover claims.

As of the date of this report, we have not had any product liability claims or recalls against our Jeode line of products.  However, a product liability claim or claim for economic loss brought against us in the future could lead to unexpected large expenses and lost sales.  Also, if we ever had to recall our product due to errors or other problems, it would cost us a great deal of time, effort and expense.  Our operations depend on our ability to protect our computer equipment and the information stored in our databases against damage by fire, natural disaster, power loss, telecommunications failure, unauthorized intrusion and other catastrophic events.  We believe we have taken prudent measures to reduce the risk of interruption in our operations.  However, these measures might not be sufficient.  As of the date of this report, we have not experienced any major interruptions in our operations because of a catastrophic event.

If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to successfully manage our business or sell our products.

Our future performance depends to a significant degree upon the continued contributions of our key management, product development, sales, marketing and operations personnel.  We do not have agreements with any of our key personnel that require them to work for us for a specific term, and we do not maintain any key person life insurance policies.  We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel, many of whom are in great demand.  Competition for qualified personnel can be intense in the San Francisco bay area, where our U.S. operations are headquartered.

If we fail to protect our intellectual property rights, competitors could introduce similar or superior products, and we could lose market share.

We depend on our proprietary technology. Despite our efforts to protect our proprietary rights, it may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we consider proprietary.  Our competitors could independently develop technologies that are substantially equivalent or superior to our technologies.  Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which software piracy of our products exists, software piracy can be expected to be a persistent problem.  Effective protection of intellectual property rights may be unavailable or limited in foreign countries.  The status of U.S. patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents.  Patents have been granted on fundamental technologies in software, and patents may issue that relate to fundamental technologies incorporated into our products.

Our products may infringe the intellectual property rights of third parties, which may result in lawsuits and prevent us from selling our products.

As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims.  Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us.  We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights.  Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology.  Our failure to develop or license a substitute technology could prevent us from selling our products.

Some security holders have rights under their warrants to purchase significant numbers of American Depository Shares (“ADSs”) at nominal value upon the occurrence of specified events which, if triggered, would dilute the ownership interests of existing security holders.

Some security holders have rights to be issued additional ADSs by Insignia if the registration statements covering their shares and the shares underlying their warrants are suspended for more than 60 days in any 12 month period.  We must issue a total of 252,000 ADSs if we suspend registration statement number 333-51234 for more than the 60 days in any 12 month period, and a total of 65,800 ADSs if we suspend registration statement number 333-57528 for more than the 60 days in any 12 month period.  We have not suspended registration statements for more than 60 days in any 12 month period in the past.  However, because registration statement number 333-57528 was not declared effective by the Securities and Exchange Commission by May 14, 2001, we made available to certain investors an additional total of 65,800 ADSs.  Three of four investors have purchased their ADSs and one investor has yet to purchase the shares available to it.  The purchase price shareholders have paid or will pay per additional ADS is the nominal value, or £0.20 per ADS, which is the lowest amount these shares can be purchased under English law. If we issue additional ADSs under these obligations, the ownership interest of existing shareholders will be diluted.

Some security holders have anti-dilution rights, which, if triggered, would dilute the ownership interests of existing security holders.

Certain investors who participated in our four private placements received warrants which have anti-dilution protections.  This means that they are entitled to purchase an additional amount of ordinary shares, in the form of ADSs, if we issue ordinary shares at a price below market price. The anti-dilution protections, if triggered, increase the number of shares which the investors may purchase with their warrants.  The exact amount of the increase is not known until the anti-dilution protections are actually triggered.  There are two ways the anti-dilution protections can be triggered: (1) if we sell our securities in a transaction, such as a private placement financing, for a price that is lower than the ten day average price of our ADSs before the transaction, or (2) if the warrants issued in those relevant private placements are exercised at a price less than the ten day average price of our ADSs at the time of exercise.  The issuance of the warrants to Fusion under the securities subscription agreement triggered these anti-dilution protections.  Further, when some of the warrants we issued in the private placements are exercised, anti-dilution protections will likely be triggered.  The amount of the anti-dilution adjustment is based on a formula where the lower the price of the our ADSs as quoted on the Nasdaq Stock Market, the greater the potential increase in the number of shares issuable to the warrants due to the anti-dilution protections.  Assuming that the warrants are exercised at the lowest exercise price possible under applicable law and pursuant to the terms of their respective agreements, the maximum amount of additional shares issuable to these investors would be approximately 185,000.  These anti-dilution adjustments could accelerate and increase the magnitude of a decline in the quoted share price of our ADSs.  Warrant holders have the right to purchase an increasing amount of shares during a decline in the price of our ADSs. If the warrant holders exercise their warrants and sell their shares in the open market during this time, downward pressure is added to the price.  This can further increase the anti-dilution adjustments for the remaining warrant holders. Short sales of our shares may further the downward pressure on the price of our ADSs. Anti-dilution adjustments and short sales may accelerate and compound a decline in the price of our ADSs.  Shareholders will also be diluted as warrant holders gain the right to purchase an increasingly large number of shares due to their anti-dilution protections.

We are at risk of securities litigation which, regardless of the outcome, could result in substantial costs and divert management attention and resources.

The prices for our ADSs have fluctuated widely in the past. During the 12 months ended November 3, 2003, the closing price per share of Insignia ranged from a recent high of $1.30 to a low of $0.20.  Under the rules of The Nasdaq Stock Market, our stock price must remain above $1.00 per share for continued quotation of our shares on the Nasdaq SmallCap Market. Stock price volatility has had a substantial effect on the market prices of securities issued by us and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against high technology companies.  We may in the future be the target of similar litigation.  Regardless of the outcome, securities litigation may result in substantial costs and divert management attention and resources.

Our investors may have difficulty enforcing judgments against us in U.S. courts because many of our assets and some of our management are located in England.

Insignia is incorporated under the laws of England and Wales.  Two of our directors reside in England. All or a substantial portion of the assets of these persons, and a significant portion of our assets, are located outside of the United States. It may not be possible for investors to serve a complaint within the United States upon these persons or to enforce against them or against us, in U.S. courts, judgments obtained in U.S. courts based upon the civil liability provisions of U.S. securities laws.  There is doubt about the enforceability outside of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely upon U.S. securities laws.  The rights of holders of our shares are governed by English law, including the Companies Act 1985, and by our memorandum and articles of association.  The rights of holders of our ADSs are also affected by English law. These rights differ from the rights of security holders in typical U.S. corporations.

Insignia has undergone a class action lawsuit and an SEC investigation in the past seven years.

On April 3, 1996, a class-action lawsuit was filed against us alleging that we misrepresented our business, the strength of our sales force and our financial health.  The suit stemmed from our failure to achieve the consensus earnings estimates of research analysts in the first quarter following our initial public offering in November 1995.  In August 1997, we reached a memorandum of understanding to settle the suits.  Although we never agreed with the allegations, we paid $8.0 million to the plaintiffs, of which our insurance company paid $7.5 million.  In February 1997, we restated our financial results for the quarters ended March 31 and

June 30, 1996.  We revised our revenue and net income numbers downward for these two quarters due to inflated revenues resulting from misstatement of inventory levels of one of our resellers by two of our sales and marketing personnel.  We agreed with the SEC to cease and desist from engaging in similar accounting practices.  The two Insignia sales and marketing people involved in the revenue misstatement are no longer with Insignia and were forced to pay significant fines.  We did not have to pay any fines.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

From time to time, Insignia enters into derivative financial instruments such as currency option contracts to hedge certain anticipated, but not yet committed, transactions expected to be denominated in foreign currencies.  Insignia does not use derivative financial instruments for trading or speculative purposes.  Insignia’s downside risk with respect to currency option contracts (British pound sterling) is limited to the premium paid for the right to exercise the option.  Insignia did not enter into any currency option hedge contracts in the third quarter of 2003 or the third quarter of 2002 and had no option hedge contracts outstanding as of September 30, 2003 or September 30, 2002.

Insignia’s interest expense and income is sensitive to changes in the general level of U.S. interest rates.  However, due to the short-term nature of Insignia’s cash investments and low levels of debt, Insignia does not believe that Insignia has a material risk exposure.

Item 4.  Controls and Procedures

We have evaluated the design and operation of our disclosure controls and procedures to determine whether they are effective in ensuring that the disclosure of required information is timely made in accordance with the Exchange Act and the rules and regulations of the Securities and Exchange Commission.  This evaluation was made under the supervision and with the participation of management, including our principal executive officer and principal financial officer within the 90-day period prior to the filing of this Quarterly Report on Form 10-Q. The principal executive officer and principal financial officer have concluded, based on their review, that our disclosure controls and procedures, as defined at Exchange Act Rules 13a-14(c) and 15d-14(c), are effective to ensure that information required to be disclosed by us in reports that we file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.  No significant changes were made to our internal controls or other factors that could significantly affect these controls subsequent to the date of their evaluation.

PART II - OTHER INFORMATION

Item 1.  Legal Proceedings

None

Item 2.  Changes in Securities and Use of Proceeds

None

Item 3.  Defaults Upon Senior Securities

None

Item 4.  Submission of Matters to a Vote of Security Holders

(a)          Insignia held its Annual General Meeting on November 5, 2003.  Proxies for the meeting were solicited pursuant to Regulation 14A.

(b)         At each Annual General Meeting, the third of Insignia’s Board of Directors who have been in office longest since their last election, as well as any directors appointed by the Board during the preceding year, are required to resign and are then considered for re-election, assuming they wish to stand for re-election.  Richard M. Noling was re-elected as Director at the meeting and Mark E. McMillan was elected as Director.  The Directors whose term of office continues after the meeting are Nicholas, Viscount Bearsted, Vincent S. Pino, David G. Frodsham and John C. Fogelin.

(c)          The matters described below were voted on at the Annual General Meeting, and the number of votes cast with respect to each matter and, with respect to the election of directors, for each nominee, were as indicated:

1.              To receive and approve the Directors renumeration report.

FOR	AGAINST
5,287,083	133,121

2.              To elect as a Director Mark E. McMillan.

FOR	AGAINST
5,303,905	134,291

3.              To re-elect as a Director Richard M. Noling

FOR	AGAINST
4,594,320	838,699

4.              To appoint MacIntyre Hudson, in the place of the retiring auditors PricewaterhouseCoopers LLP, as the U.K. statutory auditors and independent accountants of the Company, to hold office until the conclusion of the Company’s next annual general meeting at which accounts are laid before the Company, and to authorize the Board of Directors of the Company to determine their renumeration.

FOR	AGAINST
5,317,185	92,234

Item 5.  Other Information

None

Item 6.  Exhibits and Reports on Form 8-K

(a) Exhibits

The following exhibits are filed as part of this Report:

Exhibit Number	Exhibit Title

31.1	Section 302 certification of Chief Executive Officer

31.2	Section 302 certification of Chief Financial Officer

32.1	Section 906 certification of Chief Executive Officer

32.2	Section 906 certification of Chief Financial Officer

(b) Reports on Form 8-K

Form 8-K filed July 9, 2003 in connection with the change of Insignia’s Certifying Accountant.

Form 8-K/A filed July 10, 2003 amending and restating Item 7 of Insignia’s Current Report on Form 8-K, filed May 8, 2003.

Form 8-K/A filed July 18, 2003 amending Item 7 in connection with the change of Insignia’s Certifying Accountant.

Form 8-K filed August 14, 2003 for press release announcing financial results for quarter ended June 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSIGNIA SOLUTIONS PLC
(Registrant)

Date: November 14, 2003

/s/ LINDA C. POTTS
LINDA C. POTTS
Chief Financial Officer
(Principal Financial Officer)

Signature	Capacity	Date

/s/ Mark E. McMillan	Chief Executive Officer	November 14, 2003
Mark E. McMillan

/s/ Linda C. Potts	Chief Financial Officer	November 14, 2003
Linda C. Potts

Exhibit Number	Description of Document

31.1	Section 302 certification of Chief Executive Officer.

31.2	Section 302 certification of Chief Financial Officer.

32.1	Section 906 certification of Chief Executive Officer.

32.2	Section 906 certification of Chief Financial Officer.